Exhibit 10.1

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of June 18, 2014

among

KID BRANDS, INC.,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

SALUS CAPITAL PARTNERS, LLC

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto

i

v

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
4.01(l)	Pre-Petition Amounts
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Labor Matters
5.21	Deposit Accounts
5.24	Material Contracts
6.02	Financial and Collateral Reporting
6.25	Intellectual Property Licenses
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Tranche A Note
B-2	Tranche A-1 Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F	DDA Notification
G	Gross Sales Report
H	Cash Management Order
I	Interim Financing Order
J	Summary of Approved Budget

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT (“Agreement”) is entered into as of June 18, 2014, among Kid Brands, Inc., a New Jersey corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (collectively with the Lead Borrower, the “Borrowers”), the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and SALUS CAPITAL PARTNERS, LLC, as Administrative Agent and Collateral Agent (the “Agent”).

On June 18, 2014 (the “Petition Date”), the Lead Borrower and the other Loan Parties commenced cases under Chapter 11 of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), case numbers 14-22582, 14-22583, 14-22585, 14-22587, 14-22589, 14-22590 and 14-22591 (collectively, the “Chapter 11 Case”) by filing voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). The Lead Borrower and the other Loan Parties continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

The Borrowers have requested, and the Agent and the Lenders have agreed, upon the terms and conditions set forth in this Agreement to make available to the Borrowers a senior secured revolving credit facility, pursuant to sections 364(c)(1), 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, in an aggregate amount not to exceed $49,000,000, the proceeds of which will be used solely in order to (a) repay Indebtedness and other obligations owed under, or in connection with, the Pre-Petition Credit Agreement, (b) finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) Cash Collateralize the Outstanding Amount of L/C Obligations with respect to Letters of Credit, and (d) for general corporate purposes of the Loan Parties, including post-petition operating expenses set forth in the Approved Budget and other expenses arising in the Chapter 11 Case as may be approved by the Bankruptcy Court and the Agent.

The Lenders have agreed to provide a revolving loan to the Borrowers pursuant to sections 364(c)(1), 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code on terms and conditions of this Agreement and in the Interim Financing Order (or the Final Financing Order when applicable) so long as (a) such postpetition credit obligations are secured by a first priority and senior security interest in and lien upon substantially all of the assets of the Loan Parties, whether now existing or hereafter acquired and (b) all Obligations of the Loan Parties to the Agent and Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties, in each instance as more fully set forth in the Loan Documents and in the Interim Financing Order (or the Final Financing Order when applicable).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means automated clearing house transfers.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, during the continuance of an Event of Default to the order of the Agent, (c) names the Agent as a notice party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent and other Permitted Liens), and (e) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” as defined in Section 10.21(d).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Acquired Debt” means mortgage Indebtedness or Indebtedness with respect to Capital Leases of a Person existing at the time such Person became a Subsidiary or assumed by any Loan Party pursuant to a Permitted Acquisition (and not created or incurred in connection with or in anticipation of such Permitted Acquisition).

“Acquisition” means, with respect to any Person, (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person.

“Acquisition Agreement” means that certain Asset Purchase Agreement dated as of April 1, 2008 among LaJobi, as buyer, LaJobi Industries, as seller, and Lawrence and Joseph Bivona, as shareholders, pursuant to which LaJobi purchased substantially all of the assets of the LaJobi Industries upon the terms and conditions set forth therein.

“Act” shall have the meaning provided in Section 10.17.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBO Rate multiplied by (ii) the Statutory Reserve Rate. The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (iii) any other Person directly or indirectly holding twenty percent (20%) or more of any class of the Equity Interests of that Person, and (iv) any other Person twenty percent (20%) or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Salus in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto in such capacities.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Aggregate Tranche A Commitments and the Aggregate Tranche A-1 Commitments of all of the Lenders. As of the Closing Date, the Aggregate Commitments are $49,000,000.

“Aggregate Tranche A Commitments” means the sum of the Tranche A Commitment(s) of all the Tranche A Lenders. As of the Closing Date, the Aggregate Tranche A Commitments are $27,000,000.

“Aggregate Tranche A-1 Commitments” means the sum of the Tranche A-1 Commitment(s) of all of the Tranche A-1 Lenders. As of the Closing Date, the Aggregate Tranche A-1 Commitments are $22,000,000.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or modified from time to time.

“Allocable Amount” has the meaning specified in Section 10.21(d).

“Allowed Professional Fees” means incurred and allowed unpaid professional fees and expenses of the Case Professionals, to the extent such fees and expenses are incurred and allowed and payable pursuant to an order of the Bankruptcy Court (which order has not been reversed, vacated, or stayed).

“Applicable Lenders” means the Required Lenders, all affected Lenders or all Lenders, as the context may require.

“Applicable Margin” means (i) with respect to Tranche A Loans, 10% per annum and (ii) with respect to Tranche A-1 Loans, 15% per annum.

“Applicable Percentage” means, in each case as the context requires, (a) with respect to each Credit Extension under the Tranche A Commitments, the Tranche A Applicable Percentage, (b) with respect to each Credit Extension under the Tranche A-1 Commitments, the Tranche A-1 Applicable Percentage and (c) with respect to all Lenders at any time, the percentage of the sum of the Aggregate Commitments represented by the sum of such Lender’s Commitment at such time. If the Tranche A Commitments or the Tranche A-1 Commitments have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraisal Percentage” means one hundred percent (100%).

“Appraised Value” means, (a) with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent and (b) with respect to Eligible Intellectual Property, the fair market value of Eligible Intellectual Property as set forth in the most recent appraisal of Eligible Intellectual Property as determined from time to time by an independent appraiser engaged by the Agent.

“Appropriate Lender” means a Tranche A Lender or a Tranche A-1 Lender, as applicable.

“Approved Budget” means the debtor in possession thirteen (13) week budget prepared by the Lead Borrower and furnished to the Agent on or before the Closing Date and thereafter weekly in accordance with this Agreement, as the same may be updated, modified and/or supplemented thereafter from time to time as provided in Section 6.01(d) which budget shall include a weekly cash budget, including information on a line item basis as to (x) projected cash receipts, (y) projected disbursements (including ordinary course operating expenses, bankruptcy related expenses (including professional fees and expenses), capital expenditures, asset sales and fees and expenses of the Agent (including counsel therefor) and any other fees and expenses relating to the Loan Documents), and (z) a calculation of Availability.

“Approved Budget Variance Report” shall mean a weekly report provided by the Lead Borrower to the Agent in accordance with Section 6.01(d): (i) showing by line item actual receipts for both inventory and revenues, actual disbursement amounts, cash on hand, actual professional fees (other than counsel for the Agent) and Availability as of the last day of the Cumulative Four Week Period and the Cumulative Period, noting therein all variances, on a line-item basis, from amounts set forth for such period in the Approved Budget, and shall include explanations for all material variances, and (ii) certified by a Responsible Officer of the Lead Borrower. The calculation of any variance for purposes of determining the Borrowers’ compliance with Section 7.18 shall be set forth on the Approved Budget Variance Report.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its reasonable discretion (and China, Indonesia, Taiwan, Thailand and Vietnam are deemed acceptable), (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so reasonably requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Approved Liquidator” means a nationally recognized liquidator of recognized standing approved by the Agent in its Permitted Discretion.

“Asset Sale” means the sale of all or substantially all of the Borrowers’ assets pursuant to an asset purchase agreement approved by the Bankruptcy Court in the Asset Sale Order pursuant to Bankruptcy Code section 363.

“Asset Sale Effective Date” means the date on which the Asset Sale is consummated after all conditions to the closing of the Asset Sale have been satisfied or waived by Agent.

“Asset Sale Hearing” means the hearing before the Bankruptcy Court to consider approval of the Asset Sale.

“Asset Sale Motion” means a motion filed in the Bankruptcy Case seeking entry of the Asset Sale Procedures Order and the Asset Sale Order by the Bankruptcy Court.

“Asset Sale Order” means an order of the Bankruptcy Court, in form and substance satisfactory to Agent, approving the Asset Sale and distribution of proceeds to the Agent.

“Asset Sale Procedures Order” means an order of the Bankruptcy Court (a) approving the procedures for the Asset Sale, (b) approving the form of the asset purchase agreement and (c) scheduling an auction and the Asset Sale Hearing.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a)	the Maximum Loan Amount,

minus

(b)	the Total Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Lead Borrower shall certify to the Agent that all post-petition obligations are being paid within fifteen (15) days after the due date thereof (or are being contested in good faith with adequate reserves established by the Lead Borrower) and outstanding accounts payable as of the date of this Agreement will be paid as contemplated under the Approved Budget.

“Availability Block” means an amount equal to (i) for the period commencing on the Closing Date and ending on July 4, 2014, $2,768,000, (ii) so long as no Default or Event of Default has occurred, including any Event of Default under Section 6.26 hereof, for the period commencing on July 5, 2014 and ending on July 31, 2014, $2,000,000, and (iii) so long as no Default or Event of Default has occurred, including any Event of Default under Section 6.26 hereof, at all other times, an amount equal to $500,000 or, if an Event of Default exists, such other amount established by the Agent.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Committed Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, including without limitation, amounts entitled to priority under Section 503(b) of the Bankruptcy Code, as determined by the Agent in its Permitted Discretion, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) Customer Deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (x) Bank Product Reserves, (xii) liabilities in connection with returned goods, and (xiii) fees or royalties payable in respect of licensed merchandise.

“Bankruptcy Code” has the meaning specified in the Recitals hereto.

“Bankruptcy Court” has the meaning specified in the Recitals hereto.

“Bank Products” means any services of facilities provided to any Loan Party by the Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services, including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means a variable rate of interest per annum equal to the prime rate of interest from time to time published by www.bankrate.com. The applicable prime rate for any date not set forth therein shall be the rate set forth the immediately preceding date. In the event that www.bankrate.com ceases to publish a prime rate or its equivalent, the term “Base Rate” shall mean a variable rate of interest per annum equal to the highest of the “prime rate”, “reference rate”, “base rate”, or other similar rate announced from time to time by any of the three largest banks (based on combined capital and surplus) headquartered in New York, New York and published in The Wall Street Journal (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by any such bank or by the Agent or any Lender).

“Blocked Account” has the meaning provided in Section 6.13(a)(i).

“Blocked Account Agreement” means with respect to a DDA established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such DDA by the Agent and whereby the bank maintaining such DDA agrees to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom DDAs are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Board of Directors” means, with respect to the Lead Borrower, the board of directors of the Lead Borrower or any committee thereof duly authorized to act on behalf of the board of directors.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business” means the design, marketing and distribution of branded infant and juvenile consumer products.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” means, collectively, the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. §1930(a) and Section 3717 of title 31 of the United States Code and (ii) the aggregate amount of Allowed Professional Fees of Case Professionals and the reimbursement of expenses of the Statutory Committee, which amounts shall be equal to the sum of (a) $400,000 (which is being deposited into the Professional Fee Escrow Account on the Closing Date in accordance with the Approved Budget) and (b) an amount equal to $200,000 per week, which shall be funded into the Professional Fee Escrow Account on Wednesday of each week (or such other day of the week selected by the Borrowers) pursuant to the Approved Budget; provided that (x) the Borrowers have sufficient Availability on such date, (y) no Event of Default has occurred and is continuing and (z) the Termination Date has not occurred. No portion of the Carve-Out, nor any cash collateral or proceeds of the Loans may be used in violation of the Interim Financing Order or Final Financing Order, as applicable. Notwithstanding anything to the contrary contained in this Agreement, (A) until an Event of Default or the Termination Date has occurred, the Borrowers shall be permitted to borrow under this Agreement on a weekly basis to fund the Professional Fee Escrow Account in the amounts contemplated under clause (b) of this definition, subject to there being sufficient Availability for such borrowings, and (B) the Loan Parties shall be permitted to pay, from the Professional Fee Escrow Account, as and when the same may become due and payable, fees and expenses of Case Professionals payable under 11 U.S.C. §330 and §331 pursuant to court order, regardless of whether an Event of Default has occurred and is continuing at such time. Any amounts in the Professional Fee Escrow Account after the payment in full of all Allowed Professional Fees of Case Professionals pursuant to final fee applications and orders shall be returned to the Agent, which amounts shall be applied to the Obligations in the order proscribed in Section 8.03 of this Agreement.

“Case Professionals” means the Loan Parties’ and any Statutory Committee’s professionals, retained by either of them by final order of the Bankruptcy Court (which order has not been reversed, vacated or stayed unless such stay is no longer effective) under Sections 327, 328 or 1103(a) of the Bankruptcy Code.

“Cash Collateralize” has the meaning specified in Section 2.03(g). Derivatives of such term have corresponding meanings.

“Cash Management Bank” means a financial institution selected by Lead Borrower and approved by Agent in its reasonable discretion.

“Cash Management Order” means the order of the Bankruptcy Court entered in the Chapter 11 Case, together with all extensions, modifications and amendments that are in form and substance acceptable to the Agent in its Permitted Discretion, which, among other matters, authorizes the Loan Parties to use their cash management system, substantially in the form of Exhibit H.

“Cash Management Reserves “ means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party by the Agent or any of its Affiliates, including, without limitation: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit or debit cards, (d) credit card processing services, and (e) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of a majority of the ordinary voting power for the election of the Board of Directors,

(b) a majority of the members of the Board of Directors do not constitute Continuing Directors,

(c) the Lead Borrower ceases to own and control, directly or indirectly, 100% of the Equity Interests of the other Loan Parties, unless otherwise permitted hereunder,

(d) any Borrower ceases to own and control, directly or indirectly, 100% of the Equity Interests of any Loan Party which is its Subsidiary, unless otherwise permitted hereunder,

(e) any “change in control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any Loan Party or any document governing Material Indebtedness of any Loan Party; or

(f) the Lead Borrower (i) consolidates with or merges with or into another entity (other than a Loan Party) and is not the surviving entity or (ii) conveys, transfers or leases all or substantially all of its property and assets to any Person (other than a Loan Party).

“Chapter 11 Case” has the meaning specified in the Recitals hereto.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“CoCaLo” means CoCaLo, Inc., a California corporation.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collateral Monitoring Fee” has the meaning specified in Section 2.09.

“Combined Borrowing Base” means the sum of the Tranche A Borrowing Base plus the Tranche A-1 Borrowing Base.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means individually, a Tranche A Loan or a Tranche A-1 Loan, and collectively, all Tranche A Loans and all Tranche A-1 Loans.

“Committed Loan Notice” means a notice of a Committed Borrowing, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Account” has the meaning provided in Section 6.13(c).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of five (5) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consultant” has the meaning provided in Section 6.23.

“Continuing Director” means (a) any member of the Board of Directors who was a director of the Lead Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Account” means, each of the deposit accounts ending in 1245 and 8373 in the name of the Lead Borrower and I & J Holdco, Inc., respectively, at JPMorgan Chase Bank, N.A., so long as such accounts exist, which accounts shall have, at the end of any day, in the aggregate for all such accounts, a balance not to exceed all outstanding checks written against such accounts on such day plus the applicable minimum balance for the depository bank. For the avoidance of doubt, Corporate Accounts shall be subject to springing Blocked Account Agreements, which, prior to activation by the Agent, shall be under the control of the Borrowers.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“CPSC Matter” means the charges brought by the United States Consumer Product Safety Commission in accordance with the Consumer Product Safety Act against the Lead Borrower and LaJobi.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit cards or other bank credit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit, including, without limitation, credit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Committed Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates and any Lender in connection with this Agreement, the other Loan Documents, and the Interim and Final Financing Orders, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent and Lenders, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examinations, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication or financing of the credit facilities provided for herein, including any expenses or fees incurred in connection with obtaining a rating for such credit facilities, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof and the Interim and Final Financing Orders (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to monitor, preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to any L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all customary fees and charges (as adjusted from time to time) of the Agent and the Lenders with respect to access to online Loan information, the disbursement of funds (or the receipt of funds) to or for the account of Loan Parties (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith; and (d) upon the occurrence and during the continuance of an Event of Default or upon any increase in the amount of the Aggregate Commitments after the Closing Date, all reasonable out-of-pocket expenses incurred by the Credit Parties who are not the Agent, a L/C Issuer or any Affiliate of any of them, provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Cumulative Period” means the period from the Petition Date through the most recent week ended.

“Cumulative Four Week Period” shall mean the four-week period up to and through the Sunday of the most recent week then ended, or if a four-week period has not then elapsed from the Petition Date, such shorter period since the Petition Date through the Sunday of the most recent week then ended.

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, and (c) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of goods or the performance of services and (b) layaway obligations of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance satisfactory to the Agent among a Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Customs Matter” means the various governmental investigations arising out of the Duty Events (including, without limitation, U.S. Customs and Border Protection, U.S. Attorney’s Office for the District of New Jersey and Securities and Exchange Commission).

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties (other than Excluded Accounts). All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.13(a)(ii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, (a) with respect to the Tranche A Loans, the Tranche A Interest Rate plus 3.5% per annum, and (b) with respect to the Tranche A-1 Loans, the Tranche A-1 Interest Rate plus 3.5% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, (c) has failed or refused to abide by any of its obligations under this Agreement, or (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“DIP Exit Fee” has the meaning specified in Section 2.09(c).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Loans mature; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Duty Amounts” means all customs duties, interest, penalties and any other amounts payable or owed to U.S. Customs and Border Protection by LaJobi, Kids Line, CoCaLo or Sassy, to the extent that such customs duties, interest, penalties and other amounts relate to the Duty Events.

“Duty Events” means (i) the nonpayment or incorrect payment by LaJobi of import duties to U.S. Customs and Border Protection on certain wooden furniture imported by LaJobi from vendors in China, resulting in a violation prior to March 30, 2011 of anti-dumping regulations, and the related misconduct on the part of certain LaJobi employees, including the misidentification of the manufacturer and shipper of such products, (ii) LaJobi’s business and staffing practices in Asia prior to March 30, 2011 relating thereto, and (iii) the filings by Kids Line, CoCaLo and Sassy of certain incorrect entries and invoices with U.S. Customs.

“Earnout Consideration” shall have the meaning given to such term in the Acquisition Agreement executed in connection with the LaJobi Acquisition (as in effect on the Closing Date).

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for forty-two (42) days or less from the date of shipment of such Inventory;

(b) for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c) for which an Acceptable Document of Title has been issued (over which, if requested by the Agent after the occurrence and during the continuance of a Default or Event of Default, the Agent is perfected by the delivery of a Customs Broker/Carrier Agreement);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) for which payment of the purchase price has been made by the Borrower or has not been made by the Borrower in accordance with credit terms agreed by the applicable Foreign Vendor, or the purchase price is supported by a Commercial Letter of Credit; and

(g) which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise materially and adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Intellectual Property” means Intellectual Property deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Tranche A-1 Borrowing Base and which, except as otherwise agreed by the Agent in its Permitted Discretion, satisfies all of the following conditions:

(a) Such Intellectual Property is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(b) A Borrower owns such Intellectual Property or exclusively licenses such Intellectual Property from a third party;

(c) Such Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Security Agreement relating to such Intellectual Property;

(d) The Agent shall have received evidence that all actions that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Encumbrances securing Indebtedness) which have priority over the Lien of the Agent by operation of Law) on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable) has been taken; and

(e) The Agent shall have received an appraisal of such Intellectual Property by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Tranche A Borrowing Base, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) (i) In-Transit Inventory (other than Eligible In-Transit Inventory in an aggregate amount not to exceed $10,000,000 valued at Cost, at any time) and (ii) Inventory that is not located in the United States of America (excluding territories or possessions of the United States);

(d) Inventory that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations or locations which meet the criteria set forth in clause (ii) below, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Agent;

(e) Inventory that is located: (i) in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g) Inventory that is not subject to a perfected first priority security interest in favor of the Agent;

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received notice of a material dispute in respect of any such agreement;

(k) Inventory which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes an Inventory Advance Rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Agent; or

(l) Inventory that is subject to any license under which one or more Borrowers is the licensee and which would restrict the Administrative Agent’s ability to sell or otherwise dispose of such Inventory or prohibit the Agent’s Lien to secure the Obligations, except for (x) licensed Inventory for which the Borrowers provide appropriate waivers and documentation from applicable licensors consenting to the grant of a security interest in favor of the Agent, in each case satisfactory to the Agent in the Agent’s Permitted Discretion or (y) at the Permitted Discretion of the Agent, other licensed Inventory subject to an associated Availability Reserve for all license fees owed.

“Eligible Trade Receivables” means Accounts deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Tranche A Borrowing Base arising from the sale of the Borrowers’ Inventory (other than those consisting of Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an account debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Tranche A Borrowing Base pursuant to any of clauses (a) through (v) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts that are not evidenced by an invoice;

(b) Accounts that have been outstanding for more than sixty (60) days past the due date or more than 100 days from the date of sale; provided that Accounts owed by Babies “R” Us or Walmart which are outstanding for more than 100 days from the date of sale but less than 120 days from the date of sale, in an aggregate amount not to exceed $2,000,000, shall be deemed Eligible Trade Receivables;

(c) Accounts due from any account debtor of which more than fifty percent (50%) of Accounts due from such account debtor are described in clause (b), above;

(d) (i) All Accounts owed by an account debtor (other than Babies “R” Us or Walmart) and/or its Affiliates together exceed twenty five percent (25%) of the amount of all Accounts at any one time, (ii) Accounts owed by Babies “R” Us that exceed 50% (such percentage being subject to reduction by Agent in its Permitted Discretion) of all Accounts at any one time or (iii) Accounts owed by Walmart that exceed 50% (such percentage being subject to reduction by Agent in its Permitted Discretion) of all Accounts at any one time, but in each case of clauses (i), (ii) and (iii), the portion of the Accounts not in excess of the applicable percentages shall be deemed Eligible Trade Receivables, in the Agent’s Permitted Discretion;

(e) Accounts (i) that are not subject to a perfected first priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(g) Accounts which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers;

(h) Accounts which are owed by any Affiliate or any employee of a Loan Party;

(i) Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have not been duly obtained, effected or given and are not in full force and effect;

(j) Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(k) Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

(l) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(m) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(n) Accounts arising out of sales to account debtors outside the United States, Canada or Puerto Rico unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, reasonably acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent;

(o) Accounts payable other than in Dollars or Canadian Dollars or that are otherwise on terms other than those normal and customary in the Loan Parties’ business;

(p) Accounts evidenced by a promissory note or other instrument;

(q) Accounts consisting of amounts due from vendors as rebates or allowances;

(r) Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(s) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(t) Accounts which constitute Credit Card Receivables; or

(u) Accounts which the Agent determines in its Permitted Discretion to be unacceptable for inclusion in the Tranche A Borrowing Base after notice of such determination is given to the Lead Borrower.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Accounts” means (a) deposit accounts used exclusively and in the ordinary course of business for payroll, payroll taxes or employee benefits and (b) Zero Balance Accounts (if any). Excluded Accounts shall not be subject to Blocked Account Agreements, or to the requirements of Section 6.13.

“Excluded Disbursement Accounts” means deposit accounts funded exclusively by the proceeds of the Loans or funds from another Excluded Disbursement Account and having at the end of any day, in the aggregate for all such accounts, a balance not to exceed all outstanding checks written against such accounts on such day plus $100,000. Excluded Disbursement Accounts shall be subject to springing Blocked Account Agreements, which, prior to activation by the Agent, shall be under the control of the Borrowers.

“Excluded Taxes” means, with respect to the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by (i) the United States of America or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located (or any political subdivision of any such jurisdictions) or, in the case of any Lender, in which its applicable Lending Office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, or engaged in any other transactional pursuant to any Loan Document), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Loan Party is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Lead Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a), (d) any U.S. federal, state or local backup withholding tax, and (e) any U.S. federal withholding tax imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Letters of Credit” means those letters of credit identified on Schedule 1.03 which were issued by Bank of America, N.A.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including any tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, any purchase price adjustments and litigation proceeds.

“Facility Guaranty” means any Guarantee made by a Guarantor in favor of the Agent and the other Credit Parties, in form and substance reasonably satisfactory to the Agent, as may be amended, modified, supplemented, renewed, restated or replaced.

“FATCA” means current Section 1471 through 1474 of the Code or any amended version or successor provision that is substantively similar to and, in each case, any regulations promulgated thereunder and any interpretation and other guidance issued in connection therewith.

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Salus or any of its Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Salus on such day on such transactions as determined by the Agent.

“Final Financing Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be satisfactory in form and substance to the Agent, and from which no appeal or motion to reconsider has been filed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Agent, which, among other matters but not by way of limitation, authorizes the Borrowers to obtain credit, incur the Obligations, and grant Liens under this Agreement and the other Loan Documents, as the case may be, and provides for the super priority of the Agent’s claims.

“Final Order Entry Date” means the date on which the Bankruptcy Court enters the Final Financing Order.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on December 31st of any calendar year.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state of the United States or the District of Columbia.

“Foreign Vendor” means a Person that sells Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance reasonably satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to Inventory of a Borrower purchased from such Foreign Vendor.

“Fronting Fee” has the meaning assigned to such term in Section 2.03(j).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Sales Report” means, with respect to any Fiscal Month, a sales report indicating gross sales figures for the immediately preceding completed fiscal month, prepared by the Lead Borrower in the form attached hereto as Exhibit G.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” means the date of any payment by the L/C Issuer under a Letter of Credit.

“Immaterial Foreign Subsidiary” means, at any time of determination, any Foreign Subsidiary that has total assets (on a subconsolidated basis with its Subsidiaries) not exceeding $1,000,000 and has total annual revenues (on a subconsolidated basis with its Subsidiaries) not exceeding $1,000,000.

“Inactive Subsidiary” means, (i) at any time of determination, any Subsidiary that (a) does not own or lease assets (other than intercompany accounts with Loan Parties) having an aggregate fair market value in excess of $50,000, (b) is not obligated in respect of liabilities exceeding $50,000 in the aggregate (other than liabilities owed by an Inactive Subsidiary to a Loan Party) and (c) does not engage in any business and (ii) Kids Line UK Limited; provided that commencing six months after the Closing Date, if Kids Line UK Limited does not meet the criteria of clause (i) of “Inactive Subsidiary” Kids Line UK Limited shall cease to be an Inactive Subsidiary. For the avoidance of doubt, no Inactive Subsidiary shall constitute a “Loan Party”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Advance Rate” means 62.0%.

“Intellectual Property Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Intellectual Property or to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon any Eligible Intellectual Property.

“Interest Payment Date” means the first day after the end of each month and the Maturity Date.

“Interim Financing Order” means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing, together with all extension, modifications, and amendments thereto, in form and substance satisfactory to the Agent in its Permitted Discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents, substantially in the form of Exhibit I.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means sixty-eight percent (68%).

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) Obsolescence;

(b) Seasonality;

(c) Shrink;

(d) Imbalance;

(e) Change in Inventory character;

(f) Change in Inventory composition;

(g) Change in Inventory mix;

(h) Markdowns (both permanent and point of sale);

(i) Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events;

(j) Out-of-date and/or expired Inventory;

(k) to the extent Collateral Access Agreements have not been provided to the Agent for any of the Borrowers’ owned, leased or third-party warehouse sites, appropriate Inventory Reserves against the Tranche A Borrowing Base in the Agent’s Permitted Discretion;

(l) capitalized freight; and

(m) with respect to In-Transit Inventory, any applicable duty or freight charges.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Banker” has the meaning provided in Section 6.23.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement, and any other document, agreement and instrument entered into by the applicable L/C Issuer and a Borrower (or any Subsidiary thereof) or in favor of the applicable L/C Issuer and relating to any such Letter of Credit.

“Joinder” means an agreement, in form and substance reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may reasonably determine.

“Kids Line” means Kids Line, LLC, a Delaware limited liability company.

“LaJobi” means LaJobi, Inc., a Delaware corporation.

“LaJobi Acquisition” means the purchase by LaJobi of substantially all of the assets of LaJobi Industries pursuant to and in accordance with the Acquisition Agreement and related documents.

“LaJobi Industries” means LaJobi Industries, Inc., a New Jersey corporation.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Salus, (b) any other financial institution that, with the consent of the Agent (and subject to such financial institution’s entry into agreements reasonably satisfactory to the Agent), agrees to become an L/C Issuer for the purpose of issuing Letters of Credit hereunder, and (c) any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Agent in its reasonable discretion). Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any “rule” under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Lease” means any written agreement no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Tranche A Commitments. A permanent reduction of the Tranche A Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Tranche A Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Tranche A Commitments.

“LIBO Borrowing” means a Committed Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means, at any date of determination, the greater of (i) 0.50% per annum, and (ii) the rate per annum for LIBOR (“LIBOR”), as published by Bankrate.com (or other commercially available source providing quotations of LIBOR as designated by the Agent from time to time) for an interest period of thirty (30) days. If such rate is not available at such time for any reason, then the “LIBO Rate” shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars in the approximate outstanding amount of the Loans would be offered to major banks in the London interbank eurodollar market in which Salus participates for an interest period of thirty (30) days.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or otherwise.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Documents” means this Agreement, each Note, each Issuer Document, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Security Documents, each Facility Guaranty and any other instrument or agreement now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Agent or any of its Affiliates, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform in any material respect its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies, taken as a whole, of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect. Notwithstanding the foregoing, (i) the filing of the Chapter 11 Case and (ii) events specifically stated in the Declaration of the Chief Restructuring Officer in Support of Chapter 11 Petitions and First Day Motions, dated on or about the date hereof, will not be deemed to have a Material Adverse Effect.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Indebtedness” means the Subordinated Indebtedness and any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $500,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means June 15, 2015.

“Maximum Loan Amount” means, at any time of determination, the lesser of (a) the Aggregate Commitments and (b) the sum of the Tranche A Loan Cap and the Tranche A-1 Loan Cap.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve consecutive fiscal months of the Lead Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Multiemployer Plan” means any “multiemployer plan”(as such term is defined in Section 4001(a)(3) of ERISA), to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means (a) a Tranche A Note and (b) a Tranche A-1 Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (ii) any transaction with the Agent or any of its Affiliates that arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition by the Loans Parties; provided that (i) the Lead Borrower would be in pro forma compliance recomputed as of the last day of the most recently ended Fiscal Quarter of the Lead Borrower for which financial statements are available with the covenants set forth in Section 7.15, (ii) the Lead Borrower shall deliver to the Agent a certificate of a financial officer of the Lead Borrower setting forth calculations in reasonable detail demonstrating compliance with the conditions set forth in clause (i) above, (iii) such Acquisition is initiated and consummated on a friendly basis, (iv) no Default or Event of Default has occurred and is continuing or would result from such Acquisition and (iv) the aggregate consideration (including all Acquired Debt) for all such Permitted Acquisitions does not exceed $500,000.

“Permitted Disposition” means any of the following:

(a) Dispositions of inventory in the ordinary course of business;

(b) (i) Non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business and on commercially reasonable terms and (ii) with the Consent of the Agent in its Permitted Discretion (not to be unreasonably withheld), exclusive licenses (having a fixed term) of Intellectual Property of a Loan Party or any of its Subsidiaries on commercially reasonable terms and which would not adversely impact the Loan Parties’ and their Subsidiaries’ use of such Intellectual Property in the ordinary course of business;

(c) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(d) sales, transfers and Dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(e) sales, transfers and Dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(f) abandonment of Intellectual Property rights in the ordinary course of business, which are not material to the Business;

(g) other Dispositions of assets (other than Equity Interests of Subsidiaries and accounts receivable) for at least fair market value (as determined by the Board of Directors) so long, as (x) no Default or Event of Default has occurred and is continuing, or would result therefrom and (y) the fair market value of all assets Disposed of under this clause (g) in any Fiscal Year does not exceed $500,000;

(h) in the case of its Equity Interests, as permitted pursuant to Section 7.03(c)(i) or Section 7.04;

(i) with the Consent of the Agent in its Permitted Discretion (not to be unreasonably withheld), Dispositions of the assets of or the Equity Interests in RB Trademark Holdco, LLC for at least fair market value (as determined by the Board of Directors of the Lead Borrower);

(j) Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(k) the dissolution or liquidation of any Inactive Subsidiary if the Lead Borrower determines in good faith that any such dissolution or liquidation is in the best interest of the Loan Parties.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment from the perspective of a secured, asset-based commercial lender.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes or other governmental charges that are not yet due or are being contested in compliance with Section 6.04;

(b) Liens arising in the ordinary course of business such as Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(c) Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) Deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) Easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Closing Date and listed on Schedule 7.01;

(h) Liens on (x) fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within one-hundred and twenty (120) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties and (y) Liens of the type described in subclause (x) existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) pursuant to any Permitted Acquisition;

(i) Liens in favor of the Agent;

(j) Statutory Liens of landlords and lessors in respect of rent not in default;

(k) Possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party; and

(n) Liens in favor of customs and revenues authorities imposed by applicable Law (A) arising in the ordinary course of business in connection with the importation of goods and securing obligations that are being contested in good faith by appropriate proceedings and (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(o) Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts;

(p) the replacement, extension or renewal of any Lien permitted by clause (h) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Indebtedness secured thereby (without increase in the amount or priority thereof or the security or collateral therefor or decrease in the weighted average life to maturity thereof);

(q) Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries; and

(r) Liens on cash collateral to secure obligations with respect to existing letters of credit.

“Permitted Holder” means Prentice Capital Management or its Affiliates or any investment fund managed or advised by Prentice Capital Management or its Affiliates.

“Permitted Indebtedness” means each of the following :

(a) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $500,000 at any time outstanding; provided, further, that if requested by the Agent, the Loan Parties shall cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view”; provided, that the aggregate Swap Termination Value thereof shall not exceed $250,000 at any time outstanding;

(e) Subordinated Indebtedness;

(f) the Obligations;

(g) (i) unsecured Indebtedness owing by Subsidiaries that are not Loan Parties to the Loan Parties outstanding as of the Closing Date, (ii) unsecured Indebtedness owing by Loan Parties to Subsidiaries that are not Loan Parties outstanding as of the Closing Date, (iii) unsecured Indebtedness owing among Subsidiaries that are not Loan Parties, (iv) unsecured Indebtedness incurred after the Closing Date by Loan Parties to Foreign Subsidiaries or Inactive Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, provided that any such Indebtedness shall be subordinated to the Obligations in a manner satisfactory to the Agent, and (v) so long as no Default or Event of Default has occurred and is continuing and so long as Availability, before and after giving effect to an such incurrence is at least $5,000,000, unsecured Indebtedness incurred after the Closing Date by Foreign Subsidiaries or Inactive Subsidiaries to Loan Parties in an amount not to exceed an aggregate of $500,000 at any time outstanding;

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) unsecured contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with Permitted Dispositions;

(k) up to $500,000 at any time outstanding of Acquired Debt assumed in Permitted Acquisitions, which, if secured, the Liens thereunder would be of a type permitted pursuant to clause (h) of the definition of “Permitted Encumbrances”;

(l) deferred payments on account of insurance premiums;

(m) guaranty obligations with respect to Indebtedness permitted by this definition provided that any guaranty by a Loan Party of obligations of a Subsidiary that is not a Loan Party must otherwise be permitted by this Agreement; and

(n) Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $250,000 at any time outstanding.

“Permitted Investments” means each of the following:

(a) Investments existing on the Closing Date, and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof;

(b) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date, and (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees constituting Permitted Indebtedness;

(e) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes to protect against fluctuations in interest rates in respect of the Obligations;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g) advances to officers, directors and employees of the Loan Parties and Subsidiaries in the ordinary course of business in an amount not to exceed $25,000 to any individual at any time or in an aggregate amount not to exceed $100,000 at any time outstanding, in each case for travel, entertainment, relocation and analogous ordinary business purposes; and

(h) Capital contributions made by any Loan Party to another Loan Party;

(i) Investments consisting of (i) intercompany loans by and among the Loan Parties so long as the Agent has a first priority, perfected Lien in such intercompany loans and has received a promissory note evidence such intercompany loans (if the Agent so requests), together with transfer powers executed in blank in connection therewith and (ii) intercompany loans made by any Subsidiary to any Loan Party on terms and conditions acceptable to the Agent, including the Agent’s receipt of a subordination agreement with respect thereto, inform and substance acceptable to the Agent;

(j) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(k) loans by the Loan Parties to Foreign Subsidiaries or Inactive Subsidiaries pursuant to clause (g)(v) of the definition of “Permitted Indebtedness”; and

(l) Permitted Acquisitions.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which (i) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; (ii) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or (iii) is made to pay any other amount chargeable to any Loan Party hereunder; provided, however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided, further, that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the Recitals to this Agreement.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Event” means:

(a) Any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party in an amount in excess of $100,000;

(b) Any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party in an amount in excess of $100,000, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Agent or (ii) the proceeds therefrom are deposited into a segregated account and utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received within 180 days of the occurrence of the damage to or loss of the assets being repaired or replaced;

(c) The issuance by a Loan Party of any Equity Interests, other than any such issuance of Equity Interests as a compensatory issuance to any employee, director, or consultant (including under any option plan);

(d) The incurrence by a Loan Party of any Indebtedness for borrowed money (except as permitted hereunder) or Subordinated Indebtedness; or

(e) The receipt by any Loan Party of any Extraordinary Receipts.

“Pre-Petition” means occurring or arising before the Petition Date.

“Pre-Petition Credit Agreement” means that certain Credit Agreement dated as of December 21, 2012, among the Loan Parties, Salus Capital Partners, LLC, as agent, and a syndicate of lenders, as amended prior to and in effect on the Petition Date.

“Pre-Petition Indebtedness” shall mean Indebtedness of any Loan Party that was incurred or accrued prior to the commencement of the Chapter 11 Case.

“Pre-Petition Permitted Liens” has the meaning specified in the Interim Financing Order.

“Professional Fee Escrow Account” means an escrow account initially in the amount of $400,000.00, established and maintained by the Borrowers for the purpose of collecting the Carve-Out.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receipts and Collections” has the meaning specified in Section 6.13(c).

“Receivables Reserves” means such reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, dilution reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the applicable L/C Issuer, a Standby Letter of Credit Agreement.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Aggregate Commitments or, if the Aggregate Commitments and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the sum of the Total Outstandings; provided, that the Commitment of, and the portion in the aggregate of the Total Outstandings held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Receivables Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, chief restructuring officer, president, chief financial officer, treasurer or assistant treasurer, secretary or any other executive officer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder (and for purposes of any certificate to be delivered pursuant to Section 4.01(a)(iii), the assistant secretary); provided, that, in the case of any such other authorized signatory the Agent has received a satisfactory background check with respect to the applicable individual. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Salus” means Salus Capital Partners, LLC and its successors.

“Salus Entity” has the meaning provided in Section 10.06(i).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Sassy” means Sassy, Inc., an Illinois corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as the same now exists or may hereafter be amended, modified, supplemented, renewed, restated or replaced.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages, the DDA Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standby Letter of Credit” means any Letter of Credit that is not a commercial letter of credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Committee” means any statutory committee in the Chapter 11 Case appointed by the Bankruptcy Court pursuant to Section 1102 of the Bankruptcy Code.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (i) the date of Agent’s notice in writing to Lead Borrower of the occurrence of an Event of Default by the Borrowers, (ii) a sale of substantially all of the assets of any Borrower, (iii) the confirmation of a Plan of Reorganization or Liquidation, (iv) the date all obligations under this Agreement are paid in full other than contingent indemnification obligations, or (v) the Maturity Date.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Tranche A Applicable Percentage” means with respect to any Tranche A Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A Commitments represented by such Tranche A Lender’s Tranche A Commitment at such time. If the commitment of each Tranche A Lender to make Tranche A Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Article VIII or if the Aggregate Tranche A Commitments have expired, then the Tranche A Applicable Percentage of each Lender shall be determined based on the Tranche A Applicable Percentage of such Tranche A Lender most recently in effect, giving effect to any subsequent assignments. The initial Tranche A Applicable Percentage of each Tranche A Lender is set forth opposite the name of such Tranche A Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A Lender becomes a party hereto, as applicable.

“Tranche A Borrowing Base” means, at any time of calculation, an amount equal to without duplication:

(a) the face amount of Eligible Trade Receivables, net of Receivables Reserves, multiplied by 95%;

plus

(b) the lesser of (i) the Inventory Advance Rate multiplied by the Cost of Eligible Inventory, net of Inventory Reserves, and (ii) the Cost of Eligible Inventory, net of Inventory Reserves multiplied by the Appraisal Percentage multiplied by the Appraised Value applicable to Eligible Inventory;

minus

(c) the Availability Block;

minus

(d) the then amount of all Availability Reserves.

“Tranche A Commitment” means, with respect to each Tranche A Lender, the commitment of such Lender hereunder set forth as its Tranche A Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to the terms of this Agreement. As of the Closing Date the aggregate Tranche A Commitments are in the amount of $27,000,000.

“Tranche A Interest Rate” means at any time of determination, the Adjusted LIBO Rate plus the Applicable Margin.

“Tranche A Lender” means each Lender having a Tranche A Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A Lender.

“Tranche A Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Tranche A Commitments or (b) the Tranche A Borrowing Base.

“Tranche A Loans” has the meaning set forth in Section 2.01.

“Tranche A Note” means a promissory note made by the Borrowers in favor of a Tranche A Lender evidencing the Tranche A Loans made by such Tranche A Lender, substantially in the form of Exhibit B-1.

“Tranche A-1 Applicable Percentage” means with respect to any Tranche A-1 Lender at any time, the percentage (carried out to the fourth decimal place) of the Aggregate Tranche A-1 Commitments represented by such Tranche A-1 Lender’s Tranche A-1 Commitment at such time. If the commitment of each Tranche A-1 Lender to make Tranche A-1 Loans has been terminated pursuant to Section 2.06 or Article VIII or if the Aggregate Tranche A-1 Commitments have expired, then the Tranche A-1 Applicable Percentage of each Lender shall be determined based on the Tranche A-1 Applicable Percentage of such Tranche A-1 Lender most recently in effect, giving effect to any subsequent assignments. The initial Tranche A-1 Applicable Percentage of each Tranche A-1 Lender is set forth opposite the name of such Tranche A-1 Lender on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable.

“Tranche A-1 Borrowing Base” means at any time of calculation, an amount equal to the lesser of (i) the Appraised Value of the Eligible Intellectual Property, net of Intellectual Property Reserves, multiplied by the Intellectual Property Advance Rate and (ii) the Aggregate Tranche A-1 Commitments at such time.

“Tranche A-1 Commitment” shall mean, with respect to each Tranche A-1 Lender, the commitment of such Tranche A-1 Lender hereunder set forth as its Tranche A-1 Commitment opposite its name on Schedule 2.01 hereto or as may subsequently be set forth in the Register from time to time, as the same may be adjusted from time to time pursuant to this Agreement. As of the Closing Date the Tranche A-1 Commitments are in the aggregate amount of $22,000,000.

“Tranche A-1 Interest Rate” means at any time of determination, the Adjusted LIBO Rate plus the Applicable Margin.

“Tranche A-1 Lender” means each Lender having a Tranche A-1 Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Acceptance by which it becomes a Tranche A-1 Lender.

“Tranche A-1 Loan Cap” means the least of (i) the Aggregate Tranche A-1 Commitments, (ii) the Tranche A-1 Borrowing Base and (iii) 40.0% of the Combined Borrowing Base.

“Tranche A-1 Loans” has the meaning set forth in Section 2.01.

“Tranche A-1 Note” means a promissory note made by the Borrowers in favor of a Tranche A-1 Lender evidencing the Tranche A-1 Loans made by such Tranche A-1 Lender, substantially in the form of Exhibit B-2.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning specified in Section 10.21(d).

“UFTA” has the meaning specified in Section 10.21(d).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Wage Order” means the order of the Bankruptcy Court entered in the Chapter 11 Case, together with all extensions, modifications and amendments that are in form and substance acceptable to the Agent in its Permitted Discretion, which, among other matters, authorizes and directs the Loan Parties to pay certain pre-petition wages, benefits and other amounts owing to employees.

“Zero Balance Accounts” means deposit accounts used in the ordinary course of business for daily accounts payable and that have an ending daily balance of zero.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and any other contingent Obligations, providing Cash Collateralization or other collateral as may be requested by the Agent) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized as may be requested by the Agent, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

1.03 Accounting Terms Generally.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, (i) each Tranche A Lender severally agrees to make loans (each such loan, a “Tranche A Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period on which the Agent’s offices are open to conduct business, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Tranche A Commitment, or (y) such Lender’s Tranche A Applicable Percentage of the Tranche A Borrowing Base and (ii) each Tranche A-1 Lender severally agrees to make loans (each such loan, a “Tranche A-1 Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Tranche A-1 Commitment, or (y) such Lender’s Tranche A-1 Applicable Percentage of the Tranche A-1 Loan Cap, subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the sum of the Tranche A Loan Cap and the Tranche A-1 Loan Cap;

(ii) after giving effect to any Borrowing of Tranche A Loans, the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender shall not exceed the lesser of (x) such Tranche A Lender’s Tranche A Commitment and (y) such Tranche A Lender’s Tranche A Applicable Percentage of the Tranche A Borrowing Base;

(iii) the aggregate outstanding principal amount of Tranche A Loans and L/C Obligations shall not at any time exceed the Aggregate Tranche A Commitments;

(iv) after giving effect to any Borrowing of Tranche A-1 Loans, the aggregate Outstanding Amount of the Tranche A-1 Loans of any Tranche A-1 Lender, shall not exceed the lesser of (x) such Tranche A-1 Lender’s Tranche A-1 Commitment and (y) such Tranche A-1 Lender’s Tranche A-1 Applicable Percentage of the Tranche A-1 Loan Cap;

(v) the aggregate outstanding principal amount of the Tranche A-1 Loans shall not exceed the Aggregate Tranche A-1 Commitments;

(vi) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit; and

(vii) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Maximum Loan Amount.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow Committed Loans under this Section 2.01.

(b) The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c) The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

2.02 Borrowings of Committed Loans.

(a) The Committed Loans shall be Loans and Obligations for all purposes of this Agreement and the other Loan Documents.

(b) Each Committed Borrowing shall be made upon the Lead Borrower’s irrevocable written notice to the Agent via a Request for Credit Extension, which. notice must be received by the Agent not later than 12:00 p.m. on the requested day of any Committed Borrowing, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Request for Credit Extension shall include the most recently submitted Borrowing Base Certificate submitted by the Lead Borrower to the Agent pursuant to Section 6.02(c) and shall specify (i) the requested date of the Committed Borrowing (which shall be a Business Day), and (ii) the principal amount of Committed Loans to be borrowed. Each Committed Borrowing shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers shall not request, and the Tranche A Lenders shall be under no obligation to fund, any Tranche A Loan unless the Borrowers have borrowed the full amount available under the Tranche A-1 Loan Cap. If any Tranche A-1 Loan is prepaid in whole or part pursuant to Section 2.05, any Committed Loans to the Borrowers thereafter requested shall automatically be Tranche A-1 Loans until the maximum principal amount of Tranche A-1 Loans outstanding equals the Tranche A-1 Loan Cap in effect at such time and thereafter shall be Tranche A Loans.

(d) Following receipt of a Request for Credit Extension, the Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Committed Loans. Each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Request for Credit Extension. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Committed Borrowing, Section 4.01), the Agent shall make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(e) Each Borrowing of Tranche A Loans shall be made by the Tranche A Lenders pro rata in accordance with their respective Tranche A Applicable Percentage and each Borrowing of Tranche A-1 Loans shall be made by the Tranche A-1 Lenders pro rata in accordance with their respective Tranche A-1 Applicable Percentage. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(f) The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(e) shall bear interest at the interest rate then and thereafter applicable to the Tranche A Loans.

(g) At any time that any Loans are outstanding, the Agent shall promptly notify the Lead Borrower and the Lenders of changes in the LIBO Rate used in determining the applicable interest rate.

(h) The Agent, the Lenders and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(b). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvances.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, each L/C Issuer shall from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, issue Letters of Credit for the account of the Borrowers, and amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and honor drawings under the Letters of Credit; provided, that after giving effect to any L/C Credit Extension with respect to any Letter of Credit and any Committed Loans made in accordance with Section 2.03(g) below, (x) the Total Outstandings shall not exceed the sum of the Tranche A Loan Cap plus the Tranche A-1 Loan Cap, (y) the aggregate Outstanding Amount of the Tranche A Loans of any Tranche A Lender, plus such Lender’s Tranche A Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Tranche A Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Letter of Credit shall be issued if:

(A) subject to Section (b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No Letter of Credit shall be issued without the prior consent of the Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to the applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the applicable L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the applicable L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Agent and the applicable L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $25,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; provided, that if the applicable L/C Issuer, with the consent of the Agent, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate; or

(E) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(iv) The applicable L/C Issuer shall not amend any Letter of Credit if (A) such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the applicable L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by such L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Agent or such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Agent and the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Agent or such L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to the applicable L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the applicable L/C Issuer, a Standby Letter of Credit Agreement), as the applicable L/C Issuer or the Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, such L/C Issuer will provide the Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless such L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance such the L/C Issuer’s usual and customary business practices.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Agent or the applicable L/C Issuer, the Lead Borrower shall not be required to make a specific request to the Agent or the applicable L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Agent shall instruct the applicable L/C Issuer not to permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the applicable L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the applicable L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Lead Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Lead Borrower and the Agent thereof not less than two (2) Business Days prior to the Honor Date; provided, however, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the applicable L/C Issuer with respect to any such payment. Any notice given by the applicable L/C Issuer or the Agent pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d) Reserved.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Agent and the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the applicable L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided, further, that any claim against the applicable L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable L/C Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the applicable L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the applicable L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the applicable L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the applicable L/C Issuer or any representation or warranty by the applicable L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the applicable L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g) Cash Collateral. The Borrowers shall immediately Cash Collateralize, with the proceeds of Committed Loans, the Outstanding Amount of all L/C Obligations with respect to all Letters of Credit upon the issuance thereof. In furtherance thereof, on the date of issuance of each Letter of Credit hereunder the Borrowers shall request a Committed Borrowing to be disbursed on such date in order to Cash Collateralize the Outstanding Amount of all L/C Obligations with respect to such Letter of Credit in accordance with this Section 2.03(g). Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the applicable L/C Issuer for its benefit, as collateral for the applicable L/C Obligations, cash or deposit account balances in an amount equal to 103% (or such other percentage required by the applicable L/C Issuer) of the Outstanding Amount of such L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 105% (or such other percentage acceptable to the applicable L/C Issuer) of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance satisfactory to the Agent and the applicable L/C Issuer (which documents are hereby Consented to by the Lenders). Cash Collateral shall be maintained in an interest bearing account established with the applicable L/C Issuer. If at any time the Agent or the applicable L/C Issuer determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or the applicable L/C Issuer or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the applicable L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h) Applicability of ISP and UCP 600. Unless otherwise expressly agreed by the applicable L/C Issuer and the Lead Borrower when a Letter of Credit is issued, the rules of the ISP and the UCP 600 shall apply.

(i) Reserved.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the applicable L/C Issuer, for its own account, a customary fronting fee (the “Fronting Fee”) computed in a manner determined by the applicable L/C Issuer. Such Fronting Fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, or such other dates as determined by the applicable L/C Issuer. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the applicable L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees and other standard costs and charges, of the applicable L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04 Reserved.

2.05 Prepayments.

(a) Subject to Section 2.09, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment; and (ii) any prepayment shall be in a principal amount of $100,000 or a whole multiple of $10,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; provided that prepayments applied to the Obligations pursuant to Section 6.13(d) shall not be subject to any prepayment minimums or notice requirements. Except as provided in Section 2.05(b)(z) below or in connection with a permanent reduction in the Aggregate Tranche A-1 Commitment permitted hereunder, all payments shall be first applied to Tranche A Loans, and upon payment of Tranche A Loans in full, to Tranche A-1 Loans. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower and is not later revoked, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) (x) If for any reason the Total Outstandings at any time exceed the sum of the Tranche A Loan Cap plus the Tranche A-1 Loan Cap, each as then in effect, the Borrowers shall immediately prepay in an aggregate amount necessary to eliminate such excess, (i) first, the Tranche A Loans, and (ii) second, if there remains an excess after the payments made under clause (i) above, the Tranche A-1 Loans; (y) if for any reason the sum of the aggregate Outstanding Amount of the Tranche A Loans and the L/C Obligations at any time exceeds the Tranche A Loan Cap as then in effect, the Borrowers shall immediately prepay the Tranche A Loans in an aggregate amount equal to such excess and (z) if for any reason the aggregate Outstanding Amount of the Tranche A-1 Loans of the Tranche A-1 Lenders at any time exceeds the Tranche A-1 Loan Cap as then in effect, the Borrowers shall, after making any payments required pursuant to clauses (x) and (y) above, immediately prepay Tranche A-1 Loans in an aggregate amount equal to such excess.

(c) Upon the expiration of any Letter of Credit, or any reduction in the amount of any Letter of Credit, the Borrowers shall immediately prepay the Committed Loans then outstanding with the cash collateral held by the applicable issuer thereof on account of such Letter of Credit in an amount equal to (i) in the case of the expiration of such Letter of Credit, the aggregate amount of cash collateral held by the applicable issuer thereof on account of such Letter of Credit prior to giving effect to such prepayment, and (ii) in the case of any reduction in the amount of such Letter of Credit, (A) the aggregate amount of cash collateral held by the applicable issuer thereof on account of such Letter of Credit prior to giving effect to such prepayment minus (ii) the amount of cash collateral required to cash collateralize the aggregate undrawn amount available to be drawn on such Letter of Credit, after giving effect to the reduction thereof, in accordance with Section 2.03(g).

(d) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized) with proceeds and collections received by the Loan Parties in accordance with the provisions of Section 6.13 hereof.

(e) The Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized) in an amount equal to the Net Cash Proceeds received by a Loan Party on account of a Prepayment Event.

(f) Prepayments made pursuant to Section (d) and (e) above, first, shall be applied ratably to the outstanding Tranche A Loans, second, shall be applied to the outstanding Tranche A-1 Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations (to the extent that any such L/C Obligations are not already Cash Collateralized), and, fourth, the amount remaining, if any, may be retained by the Borrowers for use in the ordinary course of their business.

2.06 Termination or Reduction of Commitments.

(a) Subject to Section 2.09, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent (which may be revocable if such notice states that prepayment is contingent upon the refinancing in full of the credit facility provided for hereunder), terminate the` Aggregate Tranche A Commitments, the Aggregate Tranche A-1 Commitments or the Letter of Credit Sublimit or from time to time permanently reduce the Aggregate Tranche A Commitments, the Aggregate Tranche A-1 Commitments or the Letter of Credit Sublimit; provided, that (i) any such notice shall be received by the Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce (A) the Tranche A Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of the Tranche A Loans and the L/C Obligations would exceed the Aggregate Tranche A Commitments, (B) the Tranche A-1 Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of the Tranche A-1 Loans would exceed the Aggregate Tranche A-1 Commitments, and (C) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations would exceed the Letter of Credit Sublimit, and (iv) the Borrowers shall not reduce the Aggregate Tranche A-1 Commitments to less than $15,000,000 at any time while the Tranche A Commitments remain outstanding.

(b) If, after giving effect to any reduction of the Aggregate Tranche A Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Tranche A Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c) In the event that the Tranche A Commitments are terminated or are reduced to zero, the Tranche A-1 Commitments shall be automatically terminated.

(d) The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Aggregate Tranche A Commitments or the Aggregate Tranche A-1 Commitments under this Section 2.06. Upon any reduction of the Aggregate Tranche A Commitments, the Tranche A Commitment of each Tranche A Lender shall be reduced by such Tranche A Lender’s Applicable Percentage of such reduction amount. Upon any reduction of the Aggregate Tranche A-1 Commitments, the Tranche A-1 Commitment of each Tranche A-1 Lender shall be reduced by such Tranche A-1 Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees) and interest in respect of the Aggregate Tranche A Commitments or Aggregate Tranche A-1 Commitments, as applicable, accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, each Tranche A Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Tranche A Interest Rate and each Tranche A-1 Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Tranche A-1 Interest Rate.

(b) (i) If any amount payable under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times that such amount remains unpaid equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Agent may notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times during such existing Event of Default equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Section 2.03(j):

(a) Commitment Fee. The Borrowers shall pay to the Agent, (x) for the account of each Tranche A Lender in accordance with its Tranche A Applicable Percentage or as otherwise determined by the Agent, a commitment fee, calculated on a per annum basis, equal to one-half of one percent (0.50%) times the average daily amount by which the Tranche A Commitments exceed the aggregate Outstanding Amount of the Tranche A Loans and (y) for the account of each Tranche A-1 Lender in accordance with its Tranche A-1 Applicable Percentage, or as otherwise determined by the Agent, a commitment fee, calculated on a per annum basis equal to 0.50% multiplied by the actual daily amount by which the Aggregate Tranche A-1 Commitments exceed the aggregate Outstanding Amount of the Tranche A-1 Loans (collectively, the “Commitment Fee”). The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.

(b) Collateral Monitoring Fee. The Borrowers shall pay to the Agent, for its own account, a collateral monitoring fee (the “Collateral Monitoring Fee”). The Collateral Monitoring Fee shall be paid by the Borrowers in monthly installments, each in the amount of $25,000, on the Closing Date (pro rated for the number of days remaining in such month) and on the first day of each month thereafter until the later of (i) the Maturity Date and (ii) for so long as any obligation shall be outstanding under this Agreement or any Lender or other secured party shall have any obligations hereunder (other than contingent indemnification obligations). The entire Collateral Monitoring Fee shall be fully earned on the Closing Date and shall not be refundable for any reason whatsoever, and shall be paid on the first day of each calendar month. Any unpaid balance of the Collateral Monitoring Fee outstanding on the Termination Date shall be paid on the Termination Date.

(c) DIP Exit Fee. On the earliest to occur of (i) a sale of substantially all of any Borrower’s assets, (ii) the confirmation in the Chapter 11 Case of a plan of reorganization or liquidation, (iii) the Termination Date (whether in connection with an acceleration or refinancing of the Obligations or otherwise), Borrowers shall pay the Agent, for its own account, a fee in an amount equal to two and one-half percent (2.5%) of the Aggregate Commitments as of the Closing Date, which is equal to $1,225,000 (the “DIP Exit Fee”), which DIP Exit Fee shall be fully earned on the Closing Date.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made. For purposes of the calculation of interest on the Loans and the Outstanding Amount, all payments made by or on account of the Borrowers shall be deemed to have been applied to the Loans one (1) Business Day after receipt of such payments by the Agent (as such receipt is determined pursuant to Section 2.12). Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Committed Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) Agent shall render monthly statements regarding the Loan Account to the Lead Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Credit Parties unless, within thirty (30) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2.10. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to 12:00 noon on the date of such Committed Borrowing that such Lender will not make available to the Agent such Lender’s share of such Committed Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the Committed Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the applicable L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Lender receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Committed Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Committed Loans and repayments of Committed Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Tranche A Lender its Tranche A Applicable Percentage of repayments of Tranche A Loans and shall transfer to each Tranche A-1 Lender its Tranche A-1 Applicable Percentage of repayments of Tranche A-1 Loans, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Tranche A Loans and Tranche A-1 Loans, made by each Lender shall be equal to such Lender’s Applicable Percentage of all Tranche A Loans and Tranche A-1 Loans, as applicable, outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15 Release. Each Loan Party hereby acknowledges effective upon entry of the Interim Financing Order, that no Loan Party has any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Loan Parties’ liability to repay the Credit Parties as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from any Credit Party. Each Loan Party, on behalf of itself and its bankruptcy estate, and on behalf of all its successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges each Credit Party and its respective past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, participants, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Interim Financing Order, the Final Financing Order and the transactions contemplated hereby or thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

2.16 Waiver of any Priming Rights; Credit Bid. Upon the Closing Date, and on behalf of itself and its estate, and for so long as any Obligations shall be outstanding, each Loan Party hereby irrevocably waives any right or alleged right, (i) pursuant to Sections 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Liens securing the Obligations, or to approve a claim of equal or greater priority than the Obligations (other than the Carve-Out and Pre-Petition Permitted Liens); or (ii) to propose any sale or of reorganization or liquidation which seeks to limit or eliminate the right of the Agent or Lenders to credit bid all or any portion of the Obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified and Other Taxes (including deductions for Indemnified and Other Taxes applicable to additional sums payable under this Section) the Agent, the Lender or the applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent, each Lender and each L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or a L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of the Agent, a Lender or a L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Status of Lenders. Each Lender that is a “United States person,” within the meaning of Code Section 7701(a)(30), shall deliver to the Lead Borrower (with a copy to the Agent) executed originals of Internal Revenue Service Form W-9, or such other documentation or information prescribed by applicable Laws (or reasonably requested by Lead Borrower or the Agent), as will enable the Lead Borrower or the Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Laws as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Closing Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Laws (including, without limitations, FATCA) or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Laws to permit the Lead Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or such L/C Issuer, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent, such Lender or such L/C Issuer in the event the Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, any obligation of such Lender to determine or charge interest rates based upon the LIBO Rate shall be suspended until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, interest on the Committed Loans shall accrue at interest rates based on the Base Rate plus a margin determined by the Agent to result in interest rates similar to those based on the LIBO Rate, until the Agent (upon the instruction of the Required Lenders) revokes such notice.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan thereof that (a) adequate and reasonable means do not exist for determining the LIBO Rate or (b) the LIBO Rate does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Upon receipt of such notice, interest on the Committed Loans shall accrue at interest rates based on the Base Rate plus a margin reasonably determined by the Agent to result in interest rates similar to those based on the LIBO Rate, until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for LIBO Rate Loans.

3.04 Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer); or

(iii) impose on any Lender or any L/C Issuer any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such L/C Issuer of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or a L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or a L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Reserved.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or any Lender delivers notice pursuant to Section 3.02, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of the Committed Loans and all other Obligations hereunder.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif “ via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Agent:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Agent, each Lender and the Lead Borrower; provided that the form of this Agreement shall have been approved by the Agent’s credit authorities;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note, if requested pursuant to Section 2.11(a);

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of such Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of the Organization Documents of each Loan Party and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) reserved;

(vi) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) either that (1) no consents, licenses or approvals by any Governmental Authority are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect or would not have and reasonably could not be expected to have a Material Adverse Effect;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect and Agent has been named loss payee and additional insured on all applicable insurance policies;

(viii) a payoff letter from the agent for the lenders under the Pre-Petition Credit Agreement reasonably satisfactory in form and substance to the Agent evidencing that the Pre-Petition Credit Agreement has been or concurrently with the Closing Date is being terminated, all obligations thereunder are being paid in full other than contingent indemnification obligations, and all Liens securing obligations under the Pre-Petition Credit Agreement have been or concurrently with the Closing Date are being released;

(ix) the Security Documents and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties, each of which shall have been approved by the Agent’s credit authorities;

(x) all other Loan Documents, each duly executed by the applicable Loan Parties, each of which shall have been approved by the Agent’s credit authorities;

(xi) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xii) (A) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the DDA Notifications and Blocked Account Agreements required pursuant to Section 6.13 hereof, (C) control agreements with respect to the Loan Parties’ securities and investment accounts, and (D) Collateral Access Agreements as required by the Agent; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Agent reasonably may reasonably require.

(b) The Agent shall have received the Audited Financial Statements, together with unaudited financial statements for the four month period ended April 30, 2014, each in accordance with GAAP, consistently applied;

(c) The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week ended June [    ], 2014, and executed by a Responsible Officer of the Lead Borrower.

(d) [Reserved].

(e) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(f) All fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(g) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(h) The Agent and the Lenders shall have completed satisfactory background checks of the Loan Parties’ shareholders and management and shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(i) No material changes in governmental regulations or policies affecting any Loan Party or any Credit Party shall have occurred prior to the Closing Date.

(j) There shall not have occurred any disruption or material adverse change in the United States financial or capital markets in general that has had, in the reasonable opinion of the Agent, a material adverse effect on the market for loan syndications or adversely affecting the syndication of the Loans.

(k) The Agent shall have received evidence that the Loan Parties filed the following “first day” motions on the Petition Date: motions seeking to retain the Consultant and the Investment Banker on terms reasonably satisfactory to the Agent.

(l) The Bankruptcy Court shall have entered the Interim Financing Order, the Cash Management Order and the Wage Order (and all pre-petition amounts set forth on Schedule 4.01(l)1, the payment of which has been authorized by the Wage Order, shall have been paid).

(m) At least $400,000 of the Carve-Out shall be fully funded into the Professional Fee Escrow Account in accordance with the Interim Financing Order.

(n) The Agent shall have received and, in its discretion, approved, the initial Approved Budget.

(o) The principal amount of the Tranche A Loans shall be less than the Tranche A Borrowing Base and the principal amount of the Tranche A-1 Loans shall be less than the Tranche A-1 Borrowing Base.

(p) The Lead Borrower shall have retained and employed 360° Merchant Solutions LLC or another nationally recognized liquidator acceptable to the Agent in its reasonable discretion to liquidate the assets of the LaJobi furniture business.

(q) The Lead Borrower shall have retained a chief restructuring officer acceptable to the Agent in its Permitted Discretion, at the Loan Parties’ expense and subject to an agreement reasonably acceptable to the Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (other than any representation or warranty which is qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01; provided, however, that the representation and warranty contained in Section 5.07 of the Credit Agreement, shall not include the Existing Events of Default;

[1]	Lowenstein/PWC: Please provide.

(b) No Default or Event of Default (except for the Existing Events of Default) shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c) The Agent and, if applicable, the applicable L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) No event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred; and

(e) No Overadvance shall result from such Credit Extension, unless such Overadvance is a Permitted Overadvance.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until the Required Lenders otherwise direct the Agent to cease making Committed Loans and direct each L/C Issuer to cease issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Committed Loans whenever made, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent; provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, in accordance with GAAP consistently applied, of the Lead Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated March 31, 2014, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the Petition Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, other than as previously disclosed to the Agent, no Internal Control Event exists as of the date hereof that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) in any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base, (iii) of covenant compliance calculations provided hereunder or (iv) of the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

5.06 Litigation. Except as set forth in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to, or party to, any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens reflected in filed financing statements, on the property or assets of each Loan Party, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments (under clauses (a) or (b) of the definition thereof) held by any Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all (i) Indebtedness described in clause (a) of the definition thereof and (ii) all other material Indebtedness, of each Loan Party and of Kid Brands Australia Pty Ltd. on the Closing Date, other than intercompany Indebtedness owed by a Loan Party to another Loan Party or to any Inactive Subsidiary, showing as of the Closing Date the amount, obligor or issuer and maturity thereof (if applicable).

5.09 Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary thereof; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary thereof; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof.

(c) Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary thereof is undertaking, and no Loan Party or any Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary thereof have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary thereof.

5.10 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or any Subsidiary thereof is a party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made required contributions to each Plan subject to Section 412 of the Code sufficient that no contribution failure would give rise to a Lien under ERISA or otherwise would have or could reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur which would have or could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability which would have or could reasonably be expected to have a Material Adverse Effect; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which would have or could reasonably expected to have a Material Adverse Effect; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA which would have or could reasonably be expected to have a Material Adverse Effect.

5.13 Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries (except for any Inactive Subsidiaries formed or acquired after the Closing Date) other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries (except for any Inactive Subsidiaries formed or acquired after the Closing Date) have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents and other Permitted Encumbrances. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary (except for any Inactive Subsidiaries formed or acquired after the Closing Date). Other than as disclosed in Part (a) of Schedule 5.13, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower’s Subsidiaries which are Loan Parties have been validly issued, and are fully paid and non-assessable and are owned free and clear of all Liens except for those created under the Security Documents and other Permitted Encumbrances. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the time when made or delivered. It being recognized by the Agent and the Lenders that any projections and forecasts provided by any Loan Party are subject to uncertainties and contingencies, are based on good faith estimates and assumptions believed by the Loan Parties to be reasonable as of the date of the applicable projections or forecasts and upon the best information then reasonably available to the Loan Parties and that actual results during the period or periods covered by any such projections and forecasts may differ materially from projected or forecasted results.

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 hereof.

5.17 Intellectual Property; Licenses, Etc. The Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses except for the failure to so own or license, which would not have a Material Adverse Effect, without conflict with the rights of any other Person. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Labor Matters. Except as set forth on Part (a) of Schedule 5.18 (i) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. (ii) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, (iii) no Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law, (iv) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Part (b) of Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any material collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. Except as set forth on Part (a) of Schedule 5.18, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, (ii) there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries except any such changes or claim that should not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and payment of any filing fees and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person.

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in and payment of filing or registration fees is made appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

5.20 Reserved.

5.21 Deposit Accounts. Annexed hereto as Schedule 5.21 is a list of all deposit accounts maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each deposit account (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository and (iv) whether it is a DDA, an Excluded Account or an Excluded Disbursement Account.

5.22 Brokers. Except for East Wind Securities, LLC and Oppenheimer & Co. Inc., no broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.24 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.25 Reserved.

5.26 Personally Identifiable Information. Borrowers maintain a policy for the treatment, handling and storage of consumer information and personally identifiable information in accordance with applicable Laws and a true, accurate and complete copy of the current version thereof has been provided to the Agent.

5.27 Bankruptcy Matters.

(a) The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice of (i) the motion seeking approval of the Loan Documents and the Interim Financing Order and Final Financing Order, (ii) the hearing for the entry of the Interim Financing Order, and (iii) the hearing for the entry of the Final Financing Order has been or will be given. The Borrowers shall give, on a timely basis as specified in the Interim Financing Order or the Final Financing Order, as applicable, all notices required to be given to all parties specified in the Interim Financing Order or Final Financing Order, as applicable.

(b) After the entry of the Interim Financing Order, and pursuant to and to the extent permitted in the Interim Financing Order and the Final Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Case having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject only to the Carve-Out.

(c) After the entry of the Interim Financing Order and pursuant to and to the extent provided in the Interim Financing Order and the Final Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority only, to the Carve-Out and Pre-Petition Permitted Liens.

(d) The Interim Financing Order (with respect to the period on and after entry of the Interim Financing Order and prior to entry of the Final Financing Order) or the Final Financing Order (with respect to the period on and after entry of the Final Financing Order), as the case may be, is in full force and effect and has not been vacated.

(e) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Financing Order or Final Financing Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Indebtedness, the Credit Parties shall be entitled to immediate payment of such Indebtedness and to enforce the remedies provided for hereunder or under applicable law, without further application to or order by the Bankruptcy Court.

(f) Proper notice for (i) the Asset Sale Motion, Asset Sale Procedures Order and the Asset Sale Order, and (ii) the hearing for the approval of Asset Sale Procedures Order and the Asset Sale Order will be given. Borrowers will give on a timely basis all notices required to be given to all parties specified in the Asset Sale Motion, Asset Sale Procedures Order and Asset Sale Order.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary (other than any Inactive Subsidiary) to:

6.01 Financial Statements. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP (other than with respect to the absence of footnotes), such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and such consolidating statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Lead Borrower and its Subsidiaries;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Lead Borrower, a Consolidated and consolidating balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated and consolidating statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the Approved Budget most recently delivered pursuant to Section 6.01(d) hereof and accepted by the Agent in its Permitted Discretion, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal end-of-period audit adjustments and the absence of footnotes, and such consolidating statements to be certified by a Responsible Officer of the Lead Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Lead Borrower and its Subsidiaries;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Lead Borrower (or forty-five (45) days after the end of any Fiscal Month ending January 31 or February 28 or 29), a monthly operating report;

(d)

(i) Any Committed Borrowing by the Borrowers under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to any variances permitted under this Agreement or the Interim Financing Order or the Final Financing Order, as applicable). The initial Approved Budget shall depict, on a weekly basis, cash revenues, receipts, expenses and disbursements, professional fees (excluding Credit Party Expenses), Availability and other information for the first 13-week period from the Closing Date and such initial Approved Budget shall be approved by, and in form and substance satisfactory to, the Agent in its Permitted Discretion. The Approved Budget shall be updated, modified or supplemented (with the consent and/or at the reasonable request of the Agent) from time to time, but in any event not less than on a weekly basis (with the delivery to the Agent on or before Wednesday of each week), and each such updated, modified or supplemented budget shall be approved by, and in form and substance satisfactory to, the Agent in its Permitted Discretion and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget; provided, however, that in the event that the Agent, on the one hand, and the Borrowers, on the other hand, cannot, while acting in good faith, agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default hereunder once the period covered by the most recent Approved Budget has terminated. Each Approved Budget delivered to the Agent shall be accompanied by such supporting documentation as requested by the Agent in its Permitted Discretion. Each Approved Budget shall be prepared in good faith based upon assumptions which the Borrowers believe to be reasonable and are satisfactory to the Agent in its Permitted Discretion.

(ii) Simultaneously with delivery by the Borrowers to the Agent of each updated proposed amendment to the then applicable Approved Budget in accordance with this Section 6.01(d), commencing with the first such updated proposed amendment following the Closing Date, the Borrowers shall also deliver to the Agent the current Approved Budget Variance Report. In all events, however, the Borrowers shall deliver an Approved Budget Variance Report to the Agent on a weekly basis, to be delivered on Wednesday of each week.

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary for their certification of such financial statements, such Registered Public Accounting Firm has not obtained any knowledge of the existence of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) and 6.01(c) (commencing with the delivery of the financial statements for the Fiscal Month ended June 30, 2014), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP, and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) (i) on each Business Day and (ii) concurrently with the delivery of each Committed Loan Notice, a Borrowing Base Certificate showing the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base as of the close of business as of the last day of the immediately preceding week (provided that the Appraised Value percentage applied to the Eligible Inventory set forth in each Borrowing Base Certificate shall be the percentage set forth in the most recent appraisal obtained by the Agent pursuant to Section 6.10 hereof for the applicable month in which such Borrowing Base Certificate is delivered), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower and accompanied by all applicable system generated material documentation supporting the information contained within the Borrowing Base Certificate, including but not limited to inventory reporting and, where applicable, accounts receivable detail documentation and any additional material documentation reasonably requested by the Agent;

(d) promptly upon receipt or delivery thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, without duplication, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) (other than on Form S-8) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f) on the Wednesday of each Fiscal Week (or, if such day is not a Business Day, on the next succeeding Business Day), evidence of payment of all Taxes by the Loan Parties that were due and payable during such Fiscal Week;

(g) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(h) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent pursuant to Section 6.01 or any other clause of this Section 6.02;

(i) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(j) promptly after the Agent’s reasonable request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(k) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(l) promptly, upon the opening of any new DDAs or Blocked Accounts, a description of the account along with (i) the name and address of the depository; (ii) the account number; (iii) a contact person at such depository and (iv) whether it is a DDA, an Excluded Account or an Excluded Disbursement Account;

(m) promptly, without duplication, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request;

(n) on the seventh Business Day of each month, a Gross Sales Report covering the immediately preceding completed fiscal month, certified as prepared in good faith and based upon information available to the Borrowers at the time delivered; and

(o) promptly, and in any event within one (1) Business Day after receipt thereof by any Loan Party or any Subsidiary thereof, copies of any reclamation claim or demand;

Documents required to be delivered pursuant to Sections 6.01(a), 6.01(b) or 6.01(c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that, upon the request of the Agent or any Lender, the Lead Borrower shall deliver paper copies of such documents to the Agent or any such Lender until a written request to cease delivering paper copies is given by the Agent or such Lender. Notwithstanding anything contained herein, in every instance the Lead Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Agent. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that the Agent will make available to the Lenders and each L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”).

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any material breach or non-performance of, or any written notice of default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Subsidiary thereof;

(d) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect;

(e) of the occurrence of any ERISA Event, which would have or could reasonably be expected to result in any material liability to the Lead Borrower or any ERISA Affiliate or the imposition of a Lien under ERISA;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(g) of any change in any Loan Party’s president, chief executive officer, chief financial officer, any executive vice president or any other senior executive officer;

(h) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent other than respect to renewals of the Agreement, dated February 10, 2010, by and between Sassy, Inc. and General Teamsters Union, Local No. 406. without material modifications;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $50,000;

(k) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l) of any decision by any Loan Party not to pay rent, or the failure by any Loan Party to pay rent, at any distribution centers or warehouses or any of such Loan Party’s other locations;

(m) any cancellation, any material change or any increase (which increase is as a result of deterioration in the risk profile of any Loan Party or Subsidiary) in the deductible in any insurance policy or coverage maintained by any Loan Party;

(n) of any material notices of default, termination or acceleration or any other material notices received from any holder or trustee of, under or with respect to any Subordinated Indebtedness; and

(o) of any material developments in either the CPSC Matter or the Customs Matter.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators and carriers) which, if unpaid, would by law become a Lien upon its property, and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) no Lien has been filed with respect thereto. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement, (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Agent.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties; provided that if the insurer cannot pay all proceeds directly to the Agent, the Loan Parties shall cause all such payments to be directed to the Blocked Account pursuant to Section 6.13(b).

(c) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d) Cause business interruption policies to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, the Agent, any Lender or any other Credit Party shall be a co insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties; provided that if the insurer cannot pay all proceeds directly to the Agent, the Loan Parties shall cause all such payments to be directed to the Blocked Account pursuant to Section 6.13(b).

(e) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(g) [Reserved.]

(h) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(i) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby during regular business hours upon reasonable prior notice; provided, that no such notice shall be required during the continuance of a Default or Event of Default.

(j) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to upon reasonable prior notice, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10 Inspection Rights.

(a) No more than three times within a Fiscal Year, permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Agent to conduct evaluations of the Approved Budget, forecasts and cash flows, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, however, that when a Default or Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice and the limitation of three inspections within a Fiscal Year above shall not apply.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base, (ii) the assets included in the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ Approved Budget and cash flows. The Loan Parties shall pay the reasonable out-of-pocket fees and expenses of the Agent and such professionals with respect to such examinations and evaluations. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its reasonable discretion, undertake up to three (3) commercial finance examinations each Fiscal Year at the Loan Parties’ expense; provided that one such examination shall be done no more than 90 days after the Closing Date. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (A) as it in its reasonable discretion deems necessary or appropriate, at its own expense or, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice and during reasonable business hours; provided, that no such notice shall be required during the continuance of a Default or Event of Default, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals. The Loan Parties acknowledge that the Agent may, in its reasonable discretion, undertake up to three (3) inventory appraisal each Fiscal Year and up to one (1) Intellectual Property appraisal each Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (A) as it in its reasonable discretion deems necessary or appropriate, at its own expense or, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) Upon the request of Salus after reasonable prior notice, use commercially reasonable efforts to assist Salus and any other Salus Entity (and any of their lending or funding sources) in obtaining ratings for the credit facilities provided for herein from one or more national rating agencies. Without limiting the foregoing, senior management members of the Loan Parties shall attend or host one or more meetings with such rating agencies and Salus upon reasonable prior notice.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay Indebtedness and other obligations owed under, or in connection with, the Pre-Petition Credit Agreement, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business,(c) to Cash Collateralize the Outstanding Amount of L/C Obligations with respect to Letters of Credit, and (d) for general corporate purposes of the Loan Parties, in each case to the extent permitted under applicable Law, the Approved Budget and the Loan Documents, including post-petition operating expenses set forth in the Approved Budget and other expenses arising in the Chapter 11 Case as may be approved by the Bankruptcy Court and the Agent.

6.12 Additional Loan Parties. Notify the Agent at the time that any Person (x) becomes a Subsidiary (other than an Inactive Subsidiary) or (y) to the extent such Person was an already existing Subsidiary and no longer constitutes an Inactive Subsidiary, and in each case promptly thereafter (and in any event within fifteen (15) days), cause any such Person (a) which is not an Inactive Subsidiary, to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary), in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date:

(i) enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, together with the Concentration Account, the “Blocked Accounts”); and

(ii) at the reasonable request of the Agent, deliver to the Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of such Loan Party and delivered to each depository institution at which DDAs are located or held on Schedule 5.21(a).

(b) From and after the Closing Date, the Loan Parties shall ACH or wire transfer to a Blocked Account no less frequently than daily, whether or not there are then any outstanding Obligations, all of the following:

(i) all available amounts on deposit in each DDA (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii) all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iii) all proceeds of Accounts; and

(iv) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(c) Each Blocked Account Agreement (except for Blocked Account Agreements covering Excluded Disbursement Accounts or Corporate Accounts) shall require the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to the concentration account controlled by the Agent at Bank of America, N.A. (the “Concentration Account”), of all cash receipts and collections received by each Loan Party from all sources (the “Receipts and Collections”), including, without limitation, the following:

(i) the then available amounts of each Blocked Account (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

(ii) all amounts required to be deposited into the Blocked Accounts pursuant to clause (b) above; and

(iii) any other cash amounts received by any Loan Party from any other source, on account of any type of transaction or event;

provided, however, the Agent may, in its sole discretion, permit the Loan Parties to have one or more “intermediate” Blocked Account Agreements, whereby such agreements would provide, upon notice from the Agent, the ACH or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) all Receipts and Collections to another Blocked Account, as opposed to the Concentration Account.

(d) The Concentration Account shall at all times be under the sole dominion and control of the Agent and all funds therein shall be wired to an account specified by Agent no less frequently than daily. The Agent shall cause all funds received by it from the Concentration Account to be applied to the Obligations, which amounts shall be applied to the Obligations in the order proscribed in either Section 2.05(f) or Section 8.03 of this Agreement, as applicable. The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Concentration Account, and (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Agent.

(e) Upon the reasonable request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

(f) If the Agent does not require DDA Notifications to be delivered on the Closing Date in accordance with Section 6.13(a) above, then the Loan Parties shall, upon the request of the Agent at any time after the Closing Date, deliver to the Agent copies of DDA Notifications, which have been executed on behalf of the applicable Loan Party and delivered to each depository institution listed on Schedule 5.21(a).

(g) From and after the Closing Date, the Borrowers shall ACH or wire transfer to the Concentration Account all amounts on deposit in any Corporate Account (net of any minimum balance, not to exceed $2,500.00 of book balance, as calculated in the ordinary course of business, as may be required to be kept in such Corporate Account by the depository institution at which such Corporate Account is maintained) from time to time.

6.14 Information Regarding the Collateral.

(a) Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject to Permitted Encumbrances) in all the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information on any of the Schedules hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Lead Borrower shall advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate in any material respect thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause not less than one (1) physical inventory to be undertaken, at the expense of the Loan Parties, in each Fiscal Year, and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party.

(b) Permit the Agent, in its reasonable discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

(c) The Lead Borrower, within five (5) days following the completion of any such inventory referred to in clause (a) or (b) above, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

6.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties except where failure to do so should not reasonably be expected to result in a Material Adverse Effect; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate unless failure to do so could not reasonable be expected to result in a Material Adverse Effect, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority Lien (subject to Permitted Encumbrances) under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.17, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.17 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.17 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base.

(c) Use, and cause each of the Subsidiaries (other than Foreign Subsidiaries) to use, their commercially reasonable efforts to obtain lease terms in any Lease entered into by any Loan Party after the Closing Date not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease and the encumbrancing of the leasehold interest of such Loan Party in the property that is the subject of such Lease.

(d) Upon the reasonable request of the Agent, use commercial reasonably efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver an agreement (including, without limitation, a Customs Broker/Carrier Agreement) to the Agent covering such matters and in such form as the Agent may reasonably require.

(e) Upon the request of the Agent, use commercial reasonably efforts to cause any of its landlords to deliver a Collateral Access Agreement to the Agent.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder or to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) make in accordance with the Approved Budget all payments and otherwise perform all obligations, in each case that are post-petition obligations, in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, keep such Leases in full force and effect unless such Loan Parry determines in its business judgment to do so, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled unless such Loan Parry determines in its business judgment to do so, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.19 Material Contracts. Except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) after the occurrence and during the continuance of any Event of Default, take all such action as may be from time to time requested by the Agent, (e) upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.20 Approved Budget. Each Loan Party shall conduct its business in a manner consistent with the Approved Budget most recently delivered pursuant to this Agreement and accepted by the Agent in its reasonable discretion.

6.21 Employee Benefit Plans.

(a) Maintain, and cause each ERISA Affiliate to maintain, each Pension Plan in substantial compliance with all applicable Laws.

(b) Make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan.

(c) Not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

6.22 Designation as Senior Debt. Designate all Obligations as constituting senior indebtedness under and for purposes of any Subordinated Indebtedness.

6.23 Retention. At all times until the Obligations have been paid in full in cash and all Commitments have been terminated, the Lead Borrower shall retain and employ (i) PricewaterhouseCooper LLP, or another party reasonably acceptable to the Agent as a consultant (the “Consultant”), (ii) an independent investment banker (an “Investment Banker”) and (iii) a chief restructuring officer. The terms and scope of the engagement of and responsibilities of the Consultant and the Investment Banker shall be acceptable to the Agent in its Permitted Discretion and, without limiting the foregoing, the engagement shall grant the Agent the right to communicate directly with the Consultant and the Investment Banker and authorize the Consultant and the Investment Banker to communicate directly with the Agent and to furnish the Agent with such information as the Agent may reasonably request, together with copies of all material written materials provided to the board of directors of the Loan Parties by such Consultant, subject to mutually acceptable exceptions. If requested by the Agent, the Consultant and the Investment Banker shall provide the Agent with a weekly update regarding the status of its respective efforts on behalf of the Loan Parties, including the status of any sale efforts.

6.24 Sale Pleadings; Notices to Agent.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Loan Party or any other Person shall file any (i) sale motion pursuant to Section 363 and/or 365 of the Bankruptcy Code seeking authority to sell a material portion of any Borrower’s assets to a “stalking horse bidder”, subject to the receipt of higher and better offers, pursuant to an asset purchase agreement or similar agreement, the sale motion, stalking horse bidder, and asset purchase agreement shall, in each case, be satisfactory in form and substance to the Agent in its Permitted Discretion, or (ii) motion or series of motions seeking approval by the Bankruptcy Court of bidding procedures related to any such proposed sale, such motion shall be satisfactory in form and substance to the Agent in its Permitted Discretion and shall include a requirement that the Loan Parties and their professional advisors consult with the Agent on all material aspects of any such sale process.

(b) To the extent any Loan Party commences or seeks to commence any sale process, the Loan Parties shall promptly, upon any such information becoming available to the Loan Parties, provide the Agent copies of any informational packages provided to potential bidders in accordance with the any motions of the type described in clause (a) above, and any order approving same, draft agency or sale agreements, the deadlines established as to receipt of bids and, upon request of the Agent, a status report and updated information relating to such motions and permitted store closings, and copies of any bids received from any proposed bidder for all or any portion of the Loan Parties’ assets and any updates, modifications or supplements to such information and materials.

(c) If an Event of Default has occurred and is continuing and the Agent has accelerated the repayment of the Obligations pursuant to Section 8.02, at the request of the Agent, the Loan Parties shall promptly engage an Approved Liquidator on terms and conditions acceptable to the Agent in its Permitted Discretion.

6.25 Intellectual Property Licenses. The Loan Parties shall pay all post-petition obligations under the licenses of Intellectual Property listed on Schedule 6.25, as required by the Bankruptcy Code or the Bankruptcy Court, except to the extent (i) any Loan Party is contesting any such obligations in good faith by appropriate proceedings, (ii) such Loan Party has established proper reserves as required under GAAP, and (iii) the nonpayment of which does not result in the imposition of a Lien.

6.26 Bankruptcy Milestones.

(a) Sale Process. The Loan Parties shall conduct a process for an Asset Sale. In connection with the Asset Sale, the Loan Parties shall promptly, upon any such information becoming available to the Loan Parties, provide the Agent copies of any informational packages provided to potential bidders, and any draft order approving an Asset Sale, all draft agency or sale agreements, the deadlines established as to receipt of bids and, upon request of the Agent, a status report and updated information relating to such motions and permitted store closings, and copies of any bids received from any proposed bidder for all or any portion of the Loan Parties’ assets and any updates, modifications or supplements to such information and materials.

(b) Binding Asset Purchase Agreement. No later than July 3, 2014, the Loan Parties shall enter into a binding asset purchase agreement (subject to Bankruptcy Court approval and receipt of higher better offers) to sell all or substantially all of their assets to a stalking horse bidder, on terms and conditions acceptable to Agent in its Permitted Discretion.

(c) Sale and Bidding Procedures. (i) On or before July 9, 2014, the Loan Parties shall file the Asset Sale Motion, which motion shall be in form and substance acceptable to the Agent in its Permitted Discretion. (ii) On or before July 24, 2014, the Bankruptcy Court shall hold the Asset Sale Hearing and enter the Asset Sale Procedures Order, which order shall be in form and substance acceptable to the Agent in its Permitted Discretion.

(d) Winning Bidder; Sale. The Loan Parties shall choose a winning bidder no later than July 31, 2014. The Bankruptcy Court must enter the Asset Sale Order no later than August 5, 2014, which order shall be in form and substance acceptable to the Agent in its Permitted Discretion. The Asset Sale Effective Date must occur, and the Obligations be paid in full in cash, and all commitments to lend shall be terminated, on or before August 8, 2014.

6.27 Financing Orders. The Loan Parties shall comply with the Interim Financing Order and the Final Financing Order, as then in effect, in all respects.

6.28 Field Examination. No later than thirty (30) days following the Closing Date, the Lead Borrower shall cooperate with a field examination conducted by the Agent and/or its designees.

6.29 Post-Closing. Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Loan Parties shall have twenty-one (21) days from the Closing Date to obtain Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent and Collateral Access Agreements satisfactory to the Agent.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary (other than any Inactive Subsidiary) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances and Pre-Petition Permitted Liens.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; (b) issue Disqualified Stock, or (c) issue and sell any other Equity Interests unless such Equity Interests (i) shall be issued solely by the Lead Borrower and not by a Subsidiary of a Loan Party or (ii) are permitted by Section 7.06 or Sections 7.09(d) or (f).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, such Borrower shall be the continuing or surviving Person;

(c) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party; and

(d) any Inactive Subsidiary may dissolve or liquidate if the Lead Borrower determines in good faith that any such dissolution or liquidation is in the best interest of the Loan Parties.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party; and

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c) the Lead Borrower may settle in cash equity awards pursuant to the Lead Borrower’s Equity Incentive Plan in an aggregate amount not to exceed $250,000 in any Fiscal Year.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except as long as no Default or Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness, except as permitted under subordination provisions related thereto).

7.08 Change in Nature of Business. Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties and, to the extent otherwise expressly permitted hereunder, intercompany transactions between Loan Parties and their Subsidiaries, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Lead Borrower to any officer, director, employee or consultant of the Lead Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, indemnities provided for the benefit of, and insurance arrangements entered into for the benefit of directors, officers or employees of the Lead Borrower or any of its Subsidiaries, (f) any issuances of securities of the Lead Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower) of the Lead Borrower or any of its Subsidiaries, and (g) entering into perpetual, royalty-free (unless such royalty is payable to a Loan Party), irrevocable licenses of Intellectual Property rights with other Loan Parties and Subsidiaries in the ordinary course of business.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than a Foreign Subsidiary) to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary (other than a Foreign Subsidiary) to Guarantee the Obligations, (iii) of any Subsidiary (other than a Foreign Subsidiary) to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c), (f) or (g) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that this Section 7.10 shall not apply to any (i) customary provisions in leases and other contracts restricting the assignment or other transfer thereof, (ii) restrictions resulting from any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower (or the assets of a Subsidiary of the Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder and (iv) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Credit Parties, or (b) any Material Contract or Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder) to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would be materially adverse to the Credit Parties or otherwise would be reasonably likely to have a Material Adverse Effect.

7.13 Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts. Open new DDAs or Blocked Accounts unless, within fifteen (15) days of creation, the Loan Parties shall have delivered to the Agent appropriate DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(a)(ii) hereof) or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent; provided that if such DDA Notifications (to the extent requested by Agent pursuant to the provisions of Section 6.13(a)(ii) hereof) or Blocked Account Agreements have not been delivered within such fifteen (15) day period, the applicable Loan Party shall close the new DDA or Blocked Account. No Loan Party shall maintain any bank accounts other than the ones expressly contemplated herein or in Section 6.13 hereof.

7.15 Reserved.

7.16 Payments of Earnout or Duty Amounts. Make any payment with respect to the Duty Amounts or the Earnout Consideration, unless, (a) no Default or Event of Default is continuing or would result from the payment therefrom and (b) Availability, both before and after giving effect to such payment, is at least $10,000,000.

7.17 Inactive Subsidiaries.

(a) Permit any Inactive Subsidiary to (a) own any material properties or assets (other than intercompany accounts with Loan Parties), (b) have any Subsidiaries, Investments, Indebtedness or other material liabilities (other than liabilities owed by an Inactive Subsidiary to a Loan Party), (c) grant any Liens on or dispose of its assets other than as permitted by Section 7.04 or (d) conduct any operations or business other than, activities related to its corporate existence and any other activities relating to the foregoing in this clause (d).

(b) Make any payments of principal or interest or otherwise with respect to any Indebtedness owed to any Inactive Subsidiary.

7.18 Financial Covenant. Permit the results in the Approved Budget Variance Report to vary by more than five percent (5%) from the results projected in the applicable Approved Budget with respect to the Cumulative Four Week Period and the Cumulative Period (except to the extent such actual results are more favorable) as to the following: disbursements, cash-on-hand, professional fees (excluding the Agent’s professional fees) and expenses, Availability and aggregate Outstanding Amount of the Loans; provided, that disbursements and Availability shall be tested by Cumulative Period beginning with the conclusion of the second Cumulative Period, which at the conclusion thereof, cumulative disbursements and Availability must be within a 20% variance and the allowed variance shall be (a) 15% at the conclusion of the third Cumulative Period, (b) 10% at the conclusion of fourth Cumulative Period and (c) 5% at all times thereafter, with respect to the Cumulative Four Week Period and the Cumulative Period.

7.19 Repayment of Indebtedness. Without limiting any other provision hereof, except pursuant to the Approved Budget, without the express prior written consent of the Agent and pursuant to an order of the Bankruptcy Court after notice and hearing, make any payment or transfer or assets with respect to any Lien or Indebtedness incurred or arising prior to the Petition Date that is subject to the automatic stay provisions of the Bankruptcy Code whether by way of “adequate protection” under the Bankruptcy Code or otherwise.

7.20 Reclamation Claims. (i) Enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(l) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $10,000, (ii) make any payments on account of claims or expenses arising under Section 503(b)(9) of the Bankruptcy Code, (iii) make any payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, and (iv) make any payments to “critical vendors;” provided that with respect to (iii) and (iv) hereof, payments may be made in amounts and on terms and conditions that (A) are approved by order of the Bankruptcy Court and (B) are expressly permitted by the Approved Budget, or otherwise approved by the Agent in writing.

7.21 Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other super-priority administrative claim which is pari passu with or senior to the claims of the Agent against the Loan Parties.

7.22 Bankruptcy Actions. Seek, consent to, or permit to exist, without the prior written consent of the Agent, any order granting authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

7.23 Professional Fee Escrow Account. Until all amounts outstanding under the Pre-Petition Credit Agreement and this Agreement have been paid in full and all applicable commitments to lend have terminated, pay the fees and expenses of the estate’s professionals except as set forth in the Approved Budget and except from amounts in the Professional Fee Escrow Account.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, (A) any interest on any Loan or on any L/C Obligation, (B) any fee due hereunder, or (C) any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03 (other than clauses (d), (f), (g) or (i) thereof), 6.05, 6.07, 6.10, 6.11, 6.13, 6.14, 6.20, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe (i) any covenant or agreement contained in any of Section 6.03(other than Section 6.03(a), which is covered above) on its part to be performed or observed and such failure continues for ten (10) days, or (ii) any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for twenty (20) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $1,000,000; or

(f) Chapter 11 Case. The occurrence of any of the following in the Chapter 11 Case:

(i) if any Loan Party, without the Agent’s prior written consent, files a motion with the Bankruptcy Court seeking the authority to liquidate all or substantially all of any Loan Party’s assets or capital stock unless the transactions that are the subject of the motion will result in payment in full in cash of the Obligations;

(ii) other than in connection with the payment in full or refinancing of the Obligations hereunder, the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by or on behalf of any Loan Party in the Chapter 11 Case: (A) to obtain additional financing under Section 364(c) or (d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Permitted Encumbrances upon or affecting any Collateral; (C) except as provided in the Interim Financing Order or Final Financing Order, as the case may be, to use cash collateral under Section 363(c) of the Bankruptcy Code without the prior written consent of the Agent; (D) that seeks to prohibit the Agent from credit bidding on any or all of the Loan Parties’ assets during the pendency of the Chapter 11 Case; or (E) any other action or actions materially adverse to the Agent or its rights and remedies hereunder or its interest in the Collateral;

(iii) other than in connection with the payment in full or refinancing of the Obligations hereunder, (A) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, by any Loan Party or any other Person to which the Agent does not consent or otherwise agree to treatment of its claims, (B) the entry of any order terminating the Loan Parties’ exclusive right to file a plan of reorganization, or (C) the expiration of the Loan Parties’ exclusive right to file a plan of reorganization;

(iv) the entry of an order in any of the Chapter 11 Case confirming a plan of reorganization that (A) is not acceptable to the Agent in its Permitted Discretion or (B) does not contain a provision for termination of the commitments and repayment in full in cash of all of the Obligations under this Agreement on or before the effective date of such plan or plans;

(v) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Financing Order, the Final Financing Order or the Cash Management Order, the Asset Sale Procedures Order, the Asset Sale Order or any other order of the Bankruptcy Court affecting this Agreement or any Loan Document or the Asset Sale, without the written consent of the Agent or the filing of a motion for reconsideration with respect to the Interim Financing Order or the Final Financing Order or the Interim Financing Order, the Final Financing Order or the Cash Management Order are otherwise not in full force and effect;

(vi) the Final Financing Order is not entered prior to the expiration of the Interim Financing Order, and in any event within 35 days of the Petition Date;

(vii) except as set forth in the “first day” motions which have been reviewed by the Agent, the payment of, or application for authority to pay, any Pre-Petition Indebtedness or Pre-Petition claim without the Agent’s prior written consent unless otherwise permitted under this Agreement or as requested in the “first day” motions;

(viii) the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Agent, any other Credit Party or any of the Collateral;

(ix) the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a receiver or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties; or the sale without the Agent’s consent, of all or substantially all of the Loan Parties’ assets either through a sale under Section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Chapter 11 Case, or otherwise that does not provide for payment in full in cash of the Obligations and termination of the Aggregate Commitments;

(x) the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from Chapter 11 to Chapter 7 of the Bankruptcy Code, or any Loan Party files a motion or other pleading seeking the dismissal of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise;

(xi) the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (1) to allow any creditor to execute upon or enforce a Lien on any Collateral having a value of $100,000 or more, or (2) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority;

(xii) the commencement of a suit or action against either of the Agent or any other Credit Party by or on behalf of any Loan Party, or its bankruptcy estates;

(xiii) the entry of an order in the Chapter 11 Case avoiding or permitting recovery of any portion of the payments made on account of the Indebtedness owing under this Agreement or the other Loan Documents;

(xiv) the failure of any Loan Party to perform any of its obligations under the Interim Financing Order, the Final Financing Order or the Cash Management Order or any of its material obligations under the any other order of the Bankruptcy Court, which is not cured within two (2) Business Days of written notice to the Lead Borrower of same;

(xv) if a Loan Party or any of its Subsidiaries suspends or discontinues or is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties and their Subsidiaries, taken as a whole, or a trustee, receiver or custodian is appointed for any Loan Party or any of its Subsidiaries, or any of their respective properties, except to the extent such suspension or discontinuance of business occurs in accordance with the terms of this Agreement;

(xvi) (1) the failure of the Bankruptcy Court to, within sixty (60) days after the Petition Date (or such later date to which the Lender may otherwise agree), grant an order extending the time period of the Loan Parties to assume or reject unexpired leases of real property to a date that is 210 days from the Petition Date, or, (2) if such date has been extended by order of the Bankruptcy Court, the failure of the Bankruptcy Court to, within sixty (60) days prior to such extended deadline (or such later date to which the Agent may otherwise agree), grant an order further extending the time period of the Loan Parties to assume or reject leases;

(xvii) the entry of an order in the Chapter 11 Case granting any other super-priority administrative claim or Lien equal or superior to that granted to the Agent;

(xviii) the filing or approval of any proposed Asset Sale Order, or draft thereof that does not provide for repayment in full in cash of all Obligations before or at the Asset Sale Effective Date;

(xix) if the Borrowers fail to pay in full in cash all Obligations on or before the earlier of (i) the Asset Sale Effective Date and (ii) the effective date of a plan of reorganization or liquidation in the Chapter 11 Case;

(xx) if any plan or reorganization or liquidation is executed, filed, delivered, or any confirmation order is entered which does not provide for repayment in full in cash of all Obligations before or upon the effective date of a plan of reorganization or liquidation in the Chapter 11 Case; or

(xxi) if there is a stay or injunction of the Asset Sale Order or any order confirming a plan of reorganization or liquidation in the Chapter 11 Case in effect precluding the consummation of the transactions contemplated thereby.

(g) License Terminations. The termination or attempted termination of any license of Intellectual Property listed on Schedule 6.25.

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations), ceases to be in full force and effect; or any Loan Party or any other Person (on behalf of any Loan Party) contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, any Loan Party shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or store locations (if any), or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Collateral; or

(n) Breach of Contractual Obligation. (i) Any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract, (ii) any Loan Party fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or (iii) any other event occurs, and in any case under clause (i), (ii) or (iii), the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract and such termination could reasonably be expected to have a Material Adverse Effect; or

(o) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony;

(p) Guaranty. The termination or attempted termination by any Loan Party or any other Person (on behalf of any Loan Party) of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(q) Subordination. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, in its discretion, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Committed Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations (to the extent not already Cash Collateralized);

(d) capitalize any accrued and unpaid interest by adding such amount to the outstanding principal balance of the Loans, at which time such capitalized amount shall bear interest at the Default Rate;

(e) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and any L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Tranche A Loans and other Obligations (other than Obligations owing to the Tranche A-1 Lenders), and fees (including Letter of Credit Fees), ratably among the Tranche A Lenders and L/C Issuers in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Tranche A Loans, ratably among the Tranche A Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations (to the extent not already Cash Collateralized) comprised of the aggregate undrawn amount of Letters of Credit;

Seventh, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Tranche A-1 Lenders (including fees, charges and disbursements of counsel to the respective Tranche A-1 Lenders), ratably among them in proportion to the amounts described in this clause Seventh;

Eighth, ratably to pay any fees then due to the Tranche A-1 Lenders until paid in full;

Ninth, ratably to pay interest accrued in respect of the Tranche A-1 Loans until paid in full;

Tenth, ratably to pay principal due in respect of Tranche A-1 Loans ratably among the Tranche A-1 Lenders, in proportion to the respective amounts described in this clause Tenth held by them until paid in full;

Eleventh, to payment of all other Obligations (excluding any Other Liabilities, ratably among the Credit Parties in proportion to the respective amounts described in this clause Eleventh held by them

Twelfth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured by the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Twelfth held by them;

Thirteenth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Credit Parties in proportion to the respective amounts described in this clause Thirteenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur. Subject to Section 2.05(c), if any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Salus to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations and appearing in the Chapter 11 Case on behalf of the Lenders), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuers, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Agent shall be permitted to exercise the rights and remedies hereunder on behalf of itself and the other Lenders.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or a L/C Issuer. Upon the occurrence of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or a L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

Any resignation by Salus as Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, (b) such retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 Reserved.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers the Agent and such Credit Parties under Sections 2.03(j) and (k), as applicable, 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), and the expiration, termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver promptly to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Agent, upon request, with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent, each L/C Issuer and any Related Party, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, such L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, such L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, such L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.16 Defaulting Lenders.

(a) If for any reason any Lender shall become a Defaulting Lender and such failure is not cured within one (1) Business Day after receipt from the Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties’ or any other party at law or in equity (and not at limitation thereof): (i) any such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) any such Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations, and (iii) at the option of the Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan. Such Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i), (ii), and (iii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.12(b) hereof from the date when originally due until the date upon which any such amounts are actually paid, or otherwise cure such default or other cause of such Lender becoming a Defaulting Lender.

(b) Subject to Section 10.06, the non-Defaulting Lenders shall also have the right, but not the obligation, in their respective sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c) Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, reduce the principal of any Loan held by such Lender; and

(c) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Loan Parties, the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Internet. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender and each L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent, L/C Issuers and Lenders. The Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Agent, such L/C Issuer, such Lender or any such Related Party. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses upon demand.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee; provided that, in the case of legal fees and expenses, such fees and expenses shall be limited to the fees and expenses of one counsel to all such Indemnitees, taken as a whole, one firm of regulatory counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of a Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising out of the comparative, contributory or sole negligence of the Indemnitee; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) results from any claim, litigation, investigation or proceeding that does not involve an act or omission of any Loan Party or their respective Subsidiaries or Affiliates and that is brought by an Indemnitee against any other Indemnitee.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Agent (or any such sub-agent), the applicable L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent and any L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Person will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned.

(iii) Required Consents. The consent of the Agent (such consents not to be unreasonably withheld or delayed), shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender, acting for this purpose as an agent of the Loan Parties, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts and other Obligations from time to time (each a “Participation Register”). The entries in each Participation Register shall be conclusive absent manifest error and the Loan Parties, the Administrative Agent, the L/C Issuers and the Lenders may treat each Person whose name is recorded in a Participant Register as a Participant for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04, and Section 10.08). The Participation Register shall be available for inspection by the Lead Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Salus assigns all of its Commitment and Committed Loans pursuant to subsection (b) above, Salus may, upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as a L/C Issuer. In the event of any such resignation as a L/C Issuer, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Salus as a L/C Issuer. If Salus resigns as a L/C Issuer, it shall retain all the rights, powers, privileges and duties of a L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as a L/C Issuer and all L/C Obligations with respect thereto. Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by such retiring L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to Salus to effectively assume the obligations of Salus with respect to such Letters of Credit.

(i) Transactions by Salus Entity. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (A) neither Salus nor any Affiliate thereof (each, a “Salus Entity”) shall be required to comply with this Section 10.06 in connection with any transaction involving any other Salus Entity or any of its or their lenders or funding or financing sources, and no Salus Entity shall have any obligation to disclose any such transaction to any Person, and (B) there shall be no limitation or restriction on (i) the ability of any Salus Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation to any other Salus Entity or any lender or financing or funding source of a Salus Entity or (ii) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Loan, or any other Obligation; provided, however, that Salus shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender”.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and such Person agrees to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential (it being agreed that any projections and unpublished results of operations shall be deemed confidential regardless of whether marked as such). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, EXCEPT TO THE EXTENT THAT THE PROVISIONS OF THE BANKRUPTCY CODE ARE APPLICABLE AND SPECIFICALLY CONFLICT WITH THE FOREGOING.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN OR THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER INITIATED BY OR AGAINST ANY SUCH PERSON OR IN WHICH ANY SUCH PERSON IS JOINED AS A PARTY LITIGANT). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18 Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Press Releases; Cooperation.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law or as may be required by any stock exchange which lists the shares of the Lead Borrower and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.21 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.22 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail. In the event of any conflict between any of the provisions of the Interim Order or the Final Order, as the case may be, and the provisions of this Agreement, the provisions of the Interim Order or the Final Order shall prevail.

[ Signature pages follow ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

KID BRANDS, INC., as the Lead Borrower

By:	/s/ Glenn R. Langberg
Name:	Glenn R. Langberg
Title:	Chief Restructuring Officer

KIDS LINE, LLC
SASSY, INC.
I & J HOLDCO, INC.
LAJOBI, INC.
COCALO, INC.
RB TRADEMARK HOLDCO, LLC, each as a Borrower

By:	/s/ Glenn R. Langberg
Name:	Glenn R. Langberg
Title:	Chief Restructuring Officer

[ SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT ]

SALUS CAPITAL PARTNERS, LLC,
as Administrative Agent and as Collateral Agent

By:	/s/ Kyle C. Shonak
Name:	Kyle C. Shonak
Title:	Executive Vice President

By:	/s/ Jonas D.L. McCray
Name:	Jonas D.L. McCray
Title:	Senior Vice President

[ SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT ]

SALUS CLO 2012-1, LTD.,
as a Lender

By:	Salus Capital Partners II, LLC
Its:	Collateral Manager

By:	Kyle C. Shonak
Name:	Kyle C. Shonak
Title:	Executive Vice President

By:	/s/ Robert Kuppens
Name:	Robert F. Kuppens
Title:	Executive Vice President

[ SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT ]

SALUS CAPITAL PARTNERS, LLC,
as a Lender

By:	/s/ Kyle C. Shonak
Name:	Kyle C. Shonak
Title:	Executive Vice President

By:	/s/ Robert Kuppens
Name:	Robert F. Kuppens
Title:	Executive Vice President

[ SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT ]

STERLING NATIONAL BANK,
as a Lender

By:	/s/ Leonard Rudolph
Name:	Leonard Rudolph
Title:	SVP

[ SIGNATURE PAGE TO DEBTOR-IN-POSSESSION CREDIT AGREEMENT ]

Schedule 2.01 – Commitments and Applicable Percentages

Lender	Commitment	Applicable Percentage	Tranche A Commitment	Tranche A Applicable Percentage	Tranche A-1 Commitment	Tranche A-1 Applicable Percentage
Salus CLO 2012-1, Ltd.	$40,859,500	69.85%	$18,859,500	69.85%	$22,000,000	100.0%
Sterling National Bank	$8,140,500	30.15%	$8,140,500	30.15%	$0.00	0.0%
Total:	$49,000,000	100.0%	$27,000,000	100.0%	$22,000,000	100.0%